Exhibit 10.1

Execution Version

AMENDED AND RESTATED

CREDIT AGREEMENT

dated as of April 26, 2019

among

SOLARIS OILFIELD INFRASTRUCTURE, LLC,

The Lenders From Time to Time Party Hereto

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Administrative Agent

WELLS FARGO SECURITIES, LLC and WOODFOREST NATIONAL BANK,

as Co-Lead Arrangers

WOODFOREST NATIONAL BANK,

as Syndication Agent

i

ii

SCHEDULES AND EXHIBITS:

Exhibit A -- Assignment and Assumption

Exhibit B -- Compliance Certificate

Exhibit C – Note

Exhibit D – Interest Election Request

Exhibit E – U.S. Tax Compliance Certificate

Exhibit F – Form of Borrowing Request

Schedule 2.01A – Commitments

Schedule 2.01B – Letter of Credit Commitment

Schedule 3.12 -- Subsidiaries

Schedule 6.01 -- Existing Indebtedness

Schedule 6.02 -- Existing Liens

Schedule 6.04 -- Existing Investments

iii

AMENDED AND RESTATED CREDIT AGREEMENT

This AMENDED AND RESTATED CREDIT AGREEMENT (as amended, modified, restated, supplemented and in effect from time to time, herein called this “Agreement”) dated as of April 26, 2019 (the “Effective Date”), among SOLARIS OILFIELD INFRASTRUCTURE, LLC, a Delaware limited liability company, as borrower, the lenders from time to time party hereto (the “Lenders”), and WELL FARGO BANK, NATIONAL ASSOCIATION, as administrative agent for the Lenders and Issuing Bank.  In consideration of the mutual promises contained in this Agreement, and for other good and valuable consideration, the receipt of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01  Defined Terms.  As used in this Agreement, the following terms have the meanings specified below:

“ABR” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Accounts” shall have the meaning assigned to it in the Uniform Commercial Code enacted in the State of New York.

“Acquisition” means any transaction, or any series of related transactions, consummated on or after the date of this Agreement, by which any Loan Party (i) acquires any going business or all or substantially all of the assets of any Person, or division thereof, whether through the purchase of assets, merger or otherwise, including the purchase or other acquisition (in one transaction or a series of transactions) of any assets of any other Person constituting a business unit, or (ii) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage or voting power) of the outstanding ownership interests of a partnership or limited liability company.

“Additional Collateral” shall have the meaning ascribed to such term in Section 5.03(b) hereof.

“Additional Collateral Event” shall have the meaning ascribed to such term in Section 5.03(b) hereof.

“Adjusted LIBO Rate” means,  an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Agent”  means WELLS FARGO BANK, NATIONAL ASSOCIATION, in its capacity as administrative agent for the Lenders hereunder, and its successors in that capacity.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent Party” has the meaning assigned to it in Section 9.01(d).

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus ½ of 1.0% and (c) the Adjusted LIBO Rate for a contract of one month on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1.0%.  Any change in the Alternate Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Adjusted LIBO Rate, respectively; provided further that if the Alternate Base Rate is determined to be less than zero, such rate shall be deemed to be zero for the purposes of such determination.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to any Loan Party from time to time concerning or relating to bribery or corruption.

“Applicable Percentage” means, with respect to any Lender, the percentage of the total Commitments represented by such Lender’s Commitment; provided that in the case of Section 2.20 when a Defaulting Lender shall exist, “Applicable Percentage” shall mean the percentage of the total Commitments (disregarding any Defaulting Lender’s Commitment) represented by such Lender’s Commitment.  If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments and to any Lender’s status as a Defaulting Lender at the time of determination.

“Applicable Rate” means, for any day with respect to any Loan, the applicable rate per annum set forth below based upon the Total Leverage Ratio as of the most recent determination date; but for the period beginning with the Effective Date and ending on the date the Applicable Rate is redetermined in accordance with the provisions set forth below, Category 1 shall be applicable:

Total Leverage Ratio	Eurodollar Loans	ABR Loans	Applicable Commitment Fee
Category 4: greater than or equal to 2.00 to 1.00	2.50%	1.50%	0.375%
Category 3: less than 2.00 to 1.00 but greater than or equal to 1.50 to 1.00	2.25%	1.25%	0.375%
Category 2: less than 1.50 to 1.00 but greater than or equal to 1.00 to 1.00	2.00	1.00%	0.25%
Category 1: less than 1.00 to 1.00	1.75%	0.75%	0.25%

For purposes of the foregoing, (i) the Total Leverage Ratio shall be determined as of the end of each fiscal quarter of the Borrower’s fiscal year based upon the Borrower’s consolidated financial statements delivered pursuant to Sections 5.01(a) or (b) and (ii) each change in the Applicable Rate resulting from a change in the Total Leverage Ratio shall be effective during the period commencing on and including the date of delivery to the Administrative Agent of such consolidated financial statements indicating such change and ending on the date immediately preceding the effective date of the next such change; but the Total Leverage Ratio shall be deemed to be in Category 4 at any time that an Event of Default has occurred which is continuing or at the request of the Required Lenders if the Borrower fails to timely deliver the consolidated financial statements required to be delivered by it pursuant to Sections 5.01(a) or (b), during the period from the deadline for delivery thereof until such consolidated financial statements are received.

“Applicable Commitment Fee”  means, for any day with respect to any Lender, the applicable rate per annum set forth above under the caption “Applicable Commitment Fee”, based upon the Total Leverage Ratio as of the most recent determination date; provided that, during the period beginning with the Effective Date and ending on the date the Applicable Commitment Fee is redetermined in accordance with the provisions set forth in the definition of “Applicable Rate” above, Category 1 shall be applicable.

“Approved Fund” has the meaning assigned to it in Section 9.04(b).

“ASC 842” means Financial Accounting Standards Board Accounting Standards Codification 842.

“Asset Coverage Ratio” means,  as of each fiscal quarter end, (a) the sum of (i) 100% of the Eligible Accounts as of such fiscal quarter end,  (ii) 100% of the Eligible Inventory as of such fiscal quarter end and (iii) 100% of the Eligible Fixed Assets as of such fiscal quarter end, to (b) the Total Revolving Exposure as of such fiscal quarter end.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Banking Services” means each and any of the following bank services provided to any Loan Party by any Lender or any of its Affiliates:  (a) commercial credit cards, (b) stored value cards and (c) treasury management services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services).

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, unless such ownership interest results in or provides such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America and any successor entity performing similar functions.

“Borrower”  means SOLARIS OILFIELD INFRASTRUCTURE, LLC, a Delaware limited liability company.

“Borrowing” means Loans of the same Type made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03 and in substantially the same form as Exhibit F.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in Houston, Texas or New York, New York, are authorized or required by law to remain closed; and if such day relates to a Borrowing or continuation of, a payment or prepayment of principal of or interest on, or a conversion of or into, or the Interest Period for, a Eurodollar Loan or a notice by the Borrower with respect to any such Borrowing or continuation, payment, prepayment, conversion or Interest Period, any day which is also a day on which banks are open for dealings in dollar deposits in the London interbank market.

“Capital Expenditures” means, for any period, (a) the additions to property, plant and equipment and other capital expenditures of the Borrower and its consolidated Subsidiaries that are (or would be) set forth in a consolidated statement of cash flows of Borrower for such period prepared in accordance with GAAP and (b) Capital Lease Obligations incurred by the Borrower and its consolidated Subsidiaries during such period, but excluding expenditures for the restoration, repair or replacement of any fixed or capital asset which was destroyed or damaged, in whole or in part, to the extent financed by the proceeds of an insurance policy maintained by such Person.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as finance leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP (but excluding, for the avoidance of doubt, “operating leases” as defined in ASC 842).

“Cash Adjustment” means, as of any date, the amount on such date of unrestricted cash and cash equivalents of the Borrower and its Subsidiaries in deposit accounts and securities accounts of the Borrower and its Subsidiaries which are subject to a first-priority perfected Lien in favor of the Administrative Agent, excluding (a) checks issued, wires initiated or ACH transfers initiated against such accounts, in any case, to non-affiliate third parties or to Affiliates on account of transactions not prohibited under this Agreement but only to the extent issued or initiated on or prior to such date but not deducted from such accounts on or prior to such date, (b) balances in an amount equal to any declared but unpaid dividends to be paid within 60 days of such date, (c) balances in amounts payable within 90 days of such date to fund an Acquisition evidenced by a fully executed purchase agreement, (d) balances in amounts which are reasonably expected to be payable within 90 days of such date to fund an Acquisition subject to pending, bona fide and active negotiations, provided that the amounts excluded pursuant to this clause (d) shall not exceed $30,000,000 in the aggregate; and (e) for the avoidance of doubt, amounts held in trust accounts for the benefit of Persons other than a Loan Party.

“Change in Control” means the occurrence of any of the following events or series of events:

(a)        Solaris Inc. shall cease to be the sole managing member of the Borrower; or

(b)        any Person (excluding any Qualifying Owner or any group of Qualifying Owners acting together which would constitute a “group” for purposes of Section 13(d) of the Exchange Act, and excluding a corporation or other entity owned, directly or indirectly, by the stockholders of Solaris Inc. in substantially the same proportions as their ownership of stock of the Solaris Inc.) is or becomes the beneficial owner, directly or indirectly, of securities of Solaris Inc. representing more than 50% of the combined voting power of Solaris Inc.’s then outstanding voting securities; or

(c)        there is consummated a merger or consolidation of Solaris Inc. with any other corporation or other entity, and, immediately after the consummation of such merger or consolidation, the voting securities of Solaris Inc. immediately prior to such merger or consolidation do not continue to represent or are not converted into more than 50% of the combined voting power of the then-outstanding voting securities of the Person resulting from such merger or consolidation or, if the surviving company is a Subsidiary, the ultimate parent thereof; or

(d)        the stockholders of Solaris Inc. approve a plan of complete liquidation or dissolution of Solaris Inc. or there is consummated an agreement or series of related agreements for the sale or other disposition, directly or indirectly, by Solaris Inc. of all or substantially all of Solaris Inc.’s assets, other than such sale or other disposition by Solaris Inc. of all or substantially all of Solaris Inc.’s assets to an entity, at least 50% of the combined voting power of the voting securities of which are owned by stockholders of Solaris Inc. in substantially the same proportions as their ownership of Solaris Inc. immediately prior to such sale.

Notwithstanding the foregoing, except with respect to clause (b) above, a Change in Control shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the shares of Solaris Inc. immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in, and own substantially all of the shares of, an entity which owns, either directly or through a Subsidiary, all or substantially all of the assets of Solaris Inc. immediately following such transaction or series of transactions.

“Change in Law” means the occurrence after the date of this Agreement or, with respect to any Lender, such later date on which such Lender becomes a party to this Agreement, of (a) the adoption of or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) of any Governmental Authority after the date of this Agreement; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means any and all “Collateral”, as defined in any applicable Security Document.  The Collateral shall not include any Excluded Assets.

“Commitment”  means, with respect to each Lender, the commitment of such Lender to make Loans and to acquire participations in Letters of Credit hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Revolving Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.07 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04.  The initial amount of each Lender’s Commitment is set forth on Schedule 2.01A, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment, as applicable.  The initial aggregate amount of the Lenders’ Commitments is $50,000,000.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. §1 et seq.), as amended from time to time, and any successor statute.

“Communications” has the meaning assigned to it in Section 9.01(d).

“Compliance Certificate” means a compliance certificate executed by a Responsible Officer of the Borrower as required by this Agreement in substantially the same form as Exhibit B or such other form acceptable to the Administrative Agent.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Cash Balance” means at any time, an amount equal to (a) unrestricted cash and cash equivalents of the Borrower and its Subsidiaries in deposit accounts and securities accounts of the Borrower and its Subsidiaries at such time, other than “zero balance” accounts,  minus (b)(i)  checks issued, wires initiated or ACH transfers initiated against such accounts, in any case, to non-affiliate third parties or to Affiliates on account of transactions not prohibited under this Agreement but only to the extent issued or initiated on or prior to such date but not deducted from such accounts on or prior to such date, (ii) balances in an amount equal to any declared but unpaid dividends to be paid within 60 days of such date, (iii) balances in amounts payable within

90 days of such date to fund an Acquisition evidenced by a fully executed purchase agreement, (iv) balances in amounts which are reasonably expected to be payable within 90 days of such date to fund an Acquisition subject to pending, bona fide and active negotiations, provided that the amounts excluded pursuant to this clause (iv) shall not exceed $30,000,000 in the aggregate; and (v) for the avoidance of doubt, amounts held in trust accounts for the benefit of Persons other than a Loan Party.

“Consolidated Net Tangible Assets” means as of any date of determination, for Solaris Inc., Borrower and Subsidiaries of Solaris Inc. or Borrower, on a consolidated basis, the aggregate amount of total assets included in such Persons’ most recent quarterly or annual consolidated balance sheet prepared in accordance with GAAP less applicable reserves reflected in such balance sheet, after deducting the following amounts: (a) all current liabilities reflected in such balance sheet, (b) all goodwill, trademarks, patents, unamortized debt discounts and expenses and other like intangibles reflected in such balance sheet, and (c) all such assets of any Subsidiary that is not a Wholly-Owned Subsidiary of the Borrower.

“Contribution Agreement” means that certain Contribution Agreement dated concurrently herewith by and among Borrower and the current Domestic Subsidiaries of Borrower, as the same may be amended, modified, supplemented and restated (and joined in pursuant to a joinder agreement) from time to time.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Party” means the Administrative Agent, the Issuing Bank or any other Lender.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means any Lender that (a) has failed, within two (2) Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Borrower or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three (3) Business Days after request by a Credit Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Letters of Credit under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has become the subject of a Bankruptcy Event or Bail-In Action.

“Disposition” means any transaction, or any series of related transactions, consummated on or after the date of this Agreement, by which any Loan Party sells, leases, transfers, assigns, conveys or otherwise disposes of any property or assets (whether real, personal, or mixed, tangible or intangible) of such Loan Party.

“Disqualified Stock” means any Equity Interest that, by its terms (or by the terms of any security or other Equity Interest into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition, (a) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations under the Loan Documents that are accrued and payable and the termination of the Commitments), (b) is redeemable at the option of the holder thereof, in whole or in part, (c) provides for the scheduled payments of dividends or distributions in cash, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Stock, in each case, prior to the date that is (91) days after the Revolving Maturity Date.

“dollars” or “$” refers to lawful money of the United States of America.

“Domestic Subsidiary” shall mean any Subsidiary of Borrower that is not a Foreign Subsidiary.

“EBITDA” means, without duplication, for any period:

(a)        the consolidated net income (excluding any extraordinary, unusual or non-recurring gains, losses or expenses) of Solaris Inc. and its Wholly-Owned Subsidiaries; plus

(b)        to the extent deducted in calculating such consolidated net income, (i) depreciation, amortization, other non-cash items, (ii) Interest Expense, (iii) federal and state income tax expense (or Permitted Tax Distributions) (including state margin Tax or gross receipts Taxes), (iv) management fees and costs, and (v) fees and expenses related to the Transactions in an aggregate amount not exceeding $1,500,000, minus,

(c)        to the extent added in calculating such consolidated net income, any non-cash income; plus

(d)        the net income of any Person in which the Borrower or any of its Subsidiaries has a joint interest with a third party (including any Person that is a Subsidiary that is not Wholly-

Owned) but only to the extent such income (i) is actually paid in cash to the Borrower or any of its Wholly-Owned Subsidiaries by dividend or other distribution during such period and (ii) is at the time such distribution or dividend is made, permitted under such Person’s charter or any organizational agreement and not prohibited by any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Person.

“EEA Financial Institution” means (a) any institution established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Electronic Signature” means an electronic signature attached to, a contract and adopted by a person with the intent to sign, authenticate or accept such contract or record.

“Electronic System” means any electronic system, including e-mail, e-fax, IntraLinks®, ClearPar®, Debt Domain, Syndtrak and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by the Administrative Agent or the Issuing Bank and any of its respective Related Parties or any other Person, providing for access to data protected by passcodes or other security system.

“Eligible Accounts” means, as at any date of determination thereof, each Account (which is subject to a Security Document and on which Administrative Agent shall have a first-priority perfected Lien subject only to Permitted Encumbrances) which is at said date payable to Borrower or any other Obligor and which complies with the following requirements: (a) the Account arose from performance of services which have been fully and satisfactorily performed in all material respects or from the sale of goods in which the Account obligee had the sole and complete ownership which have been sold to the Account debtor on an absolute sale basis on open account and not on consignment, on approval or on a “sale or return” basis or subject to any other repurchase or return agreement (evidencing which the Account obligee or Administrative Agent has possession of shipping and delivery receipts); (b) no material part of any goods giving rise to the Account has been returned, rejected, lost or damaged; (c) the Account arose in the ordinary course of business of the obligee thereon, is stated to be payable in lawful money of the United States and is not evidenced by chattel paper or an instrument of any kind and no notice of bankruptcy, insolvency or financial embarrassment of the Account debtor has been received by the Account obligee, Administrative Agent or any Lender; (d) the applicable Account debtor is not a foreign country or any subdivision or agency or department thereof or located outside of the United States and the Account is not subject to the Federal Assignment of Claims Act; (e) the Account is a valid obligation of the Account debtor thereunder and is not subject to any offset, counterclaim, allowance, adjustment or other defense on the part of such Account debtor or to any claim, dispute, objection or complaint on the part of such Account debtor denying liability thereunder (other than discounts for prompt payment shown on the applicable invoice and disclosed to Administrative Agent in writing); (f) the Account is subject to no Lien whatsoever, except for the Liens created pursuant to the Security Documents and Permitted Encumbrances; (g) the Account is evidenced by an invoice; (h) the Account has not arisen out of transactions with any Loan Party, any Affiliate of a Loan Party or an employee, officer, agent, director, stockholder, partner, trustee or other owner or holder of any indicia of equity rights (whether issued and outstanding capital stock, partnership interests or otherwise) of any Loan Party or any Affiliate of any Loan Party; and  (i) each of the representations and warranties set forth in the Security Documents with respect to such Account is true and correct in all material respects.

“Eligible Fixed Assets” means, as at any date of determination thereof, all Equipment and other fixed assets which conforms to the representations and warranties in Article V hereof and in the Security Documents to the extent such provisions are applicable and (a) which is subject to no Lien whatsoever, except for the Liens created pursuant to the Security Documents and Permitted Encumbrances; (b) which is not subject to any third party’s rights which would be superior to the Lien and rights of the Administrative Agent created under the Security Documents; (c) which has not become obsolete, has not been materially damaged and is operational and is saleable in its present state for the use for which it was manufactured or purchased; (d) which is stored when not under contract for use only (i) on premises that are owned or leased by an Obligor, (ii) for less than 60 days pursuant to a short-term warehouse arrangement, (iii) for less than 21 days at a wellsite, customer location or staging yard upon completion of a contract and pending transport, and (iv) at a site owned by a third party for which a lien waiver, satisfactory in form and substance to the Administrative Agent in its reasonable discretion, has been obtained; and (e) for which the Administrative Agent has received (i) an original purchase price invoice for such asset marked paid in full, (ii) a valid, original bill of sale for such asset in favor of an Obligor, (iii) with respect to Equipment, to the extent the ownership thereof is evidenced by, or under applicable law, is required to be evidenced by a certificate of title, such Equipment is not an Excluded Asset,  such certificate of title is in the name of an Obligor and has been delivered to the Administrative Agent, or (iv) such other evidence, in form and substance reasonably acceptable to the Administrative Agent, reflecting that such asset has been fully paid for and that title to such asset vests in an Obligor;  provided that, Eligible Fixed Assets shall not include any real Property.

“Eligible Inventory” means, as at any date of determination thereof, raw materials (steel, etc.), new/unused generators, axles, tires, motors, sand system computers, chemical system computers, finished goods not yet in the rental fleet and all other inventory which is subject to the Security Documents and on which Administrative Agent shall have a first-priority perfected Lien (subject only to Permitted Encumbrances) and which complies with the following requirements: (a) the applicable Inventory shall be valued in accordance with GAAP and shall be within the United States of America; (b) the applicable Inventory is in good condition, meets all standards imposed by any Governmental Authority having regulatory authority over it, its use and/or sale or lease and is either currently usable or currently salable or leaseable in the normal course of business of the owner thereof; (c) the applicable Inventory is in the possession of an Obligor granting a Lien thereon, and not in the possession or control of any warehouseman, bailee or any agent (unless such Obligor has delivered a waiver or subordination agreement relating to any such Inventory held by a warehouseman, bailee or agent in form and substance reasonably acceptable to the Administrative Agent); and (d) each of the representations and warranties set forth in the Security Documents with respect to such Inventory is true and correct in all material respects on such date.  The term “Eligible Inventory” shall not include any Inventory which has either been received by a customer, even if on a consignment or “sale or return” basis, or as to which title has passed from the owner thereof. In the event of any dispute under the foregoing criteria about whether a portion of any Inventory is or has ceased to be Eligible Inventory, the decision of Administrative Agent shall be presumed correct, absent manifest error. Nothing in this definition of “Eligible Inventory” shall be construed to limit or release any right of Administrative Agent to any Collateral.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any other Loan Party directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equipment” shall have the meaning assigned to it in the Uniform Commercial Code enacted in the State of New York.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, or any warrants, options or other rights to acquire such interests.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower or any other Loan Party, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30 day notice period is waived); (b) the existence with respect to any Plan of a failure to make the “minimum required contribution” (as defined in Section 430 of the Code or Section 303 of ERISA), or of an “accumulated funding deficiency” (as defined in Section 431 of the Code or Section 304 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any other Loan Party or any of their ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any other Loan Party or any of their ERISA Affiliates from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any other Loan Party or any of their ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any other Loan Party or any of their ERISA Affiliates of any notice, or the receipt by any Multiemployer Plan from the Borrower or any other Loan Party or any of their ERISA Affiliates of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Eurodollar”  refers, when used in reference to any Loan or Borrowing, to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” has the meaning assigned to such term in Article VII.

“Excluded Assets” means (i) (a) all leasehold estates with respect to office space used by Borrower or any of its Subsidiaries and (b) all other real property interests, (ii) motor vehicles having an aggregate book value of not greater than $1,250,000, (iii) “commercial tort claims” (as that term is defined in the UCC) having an aggregate book value of not greater than $100,000, (iv) the outstanding voting Equity Interests in each Foreign Subsidiary or Foreign Subsidiary Holdco which is owned directly by Borrower or any of its Domestic Subsidiaries in excess of 65% of issued and outstanding voting Equity Interests of such Foreign Subsidiary or such Foreign Subsidiary Holdco, and Equity Interests issued by Foreign Subsidiaries or Foreign Subsidiary Holdco that are owned by Foreign Subsidiaries, (v) any property owned by any Foreign Subsidiary or Foreign Subsidiary Holdco, (vi) any property with respect to which the Borrower and Administrative Agent reasonably determine, in writing, that the cost or other consequence of obtaining a Lien thereon or perfection thereof is excess in relation to the benefit to the secured party of the security to be afforded thereby, and (vii) any item of general intangibles that is now or hereafter held by Borrower or any of its Subsidiaries but only to the extent that such item of general intangibles (or any agreement evidencing such item of general intangibles) contains a term, provision or other contractual obligation or is subject to a rule of law, statute or regulation that restricts, prohibits, or requires a consent (that has not been obtained) of a Person (other than Solaris, Inc., the Borrower or any of its Subsidiaries) to, the grant, creation, attachment or perfection of the security interest granted in the Security Documents, and any such restriction, prohibition and/or requirement of consent is effective and enforceable under applicable law and is not rendered ineffective by applicable law (including, without limitation, pursuant to Sections 9.406, 9.407, 9.408 or 9.409 of the UCC, and any successor provision thereto).

“Excluded Swap Obligation” means, with respect to any Loan Party, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Loan Party of, or the grant by such Loan Party of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) (a) by virtue of such Loan Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guarantee of such Loan Party or the grant of such security interest becomes or would become effective with respect to such Swap Obligation or (b) in the case of a Swap Obligation subject to a clearing requirement pursuant to Section 2(h) of the Commodity Exchange Act (or any successor provision thereto), because such Loan Party is a “financial entity,” as defined in Section 2(h)(7)(C)(i) the Commodity Exchange Act (or any successor provision thereto), at the time the Guarantee of such Loan Party or the grant by such Loan Party of a security interest becomes or would become effective with respect to such related Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Loan Party or security interest is or becomes illegal.

“Excluded Taxes” any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan, Letter of Credit or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan, Letter of Credit or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.18(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.16, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in a Loan, Letter of Credit or Commitment or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.16(f) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code, and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions (as determined in such manner as the NYFRB shall set forth on its public website from time to time) and published on the next succeeding Business Day by the NYFRB as the federal funds effective rate or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

“Field Audits” means, an audit, verification and inspection of the books and records, accounts receivable, inventory and fixed assets of the Borrower and its Subsidiaries, conducted by the Administrative Agent or any other Person selected by the Administrative Agent.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Borrower.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than the United States of America, a State thereof or the District of Columbia.

“Foreign Subsidiaries” means Subsidiaries of Borrower which are organized under the laws of a jurisdiction other than the United States of America, any State of the United States or any political subdivision thereof.

“Foreign Subsidiary Holdco” means any direct or indirect Subsidiary substantially all of whose assets consists of Equity Interests in (or assets treated as Equity Interests for U.S. federal income tax purposes) and any Indebtedness of (a) one or more Foreign Subsidiaries or (b) other Foreign Subsidiary Holdcos.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank) and any group or body charged with setting financial accounting or regulatory capital rules or standards (including, without limitation, the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Guarantors” means each Domestic Subsidiary of the Borrower now or hereafter existing that has executed and delivered the Guaranty or any joinder or supplement thereto.  For the avoidance of doubt, a Domestic Subsidiary that is not Wholly-Owned may, but is not obligated hereunder, to be a Guarantor.

“Guaranty” means that certain Amended and Restated Guaranty dated as of April 26, 2019 executed by Guarantors in favor of the Administrative Agent and any and all other guaranties now or hereafter executed in favor of the Administrative Agent relating to the Obligations hereunder and the other Loan Documents, as any of them may from time to time be amended, modified, restated or supplemented.

“Hazardous Materials”  means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Highest Lawful Rate”  means, as to any Lender, at the particular time in question, the maximum non-usurious rate of interest which, under applicable law, such Lender is then permitted to contract for, charge or collect from the Borrower on the Loans or the other obligations of the Borrower hereunder, and as to any other Person, at the particular time in question, the maximum non-usurious rate of interest which, under applicable law, such Person is then permitted to contract for, charge or collect with respect to the obligation in question.  If the maximum rate of interest which, under applicable law, the Lenders are permitted to contract for, charge or collect from the Borrower on the Loans or the other obligations of the Borrower hereunder shall change after the Effective Date, the Highest Lawful Rate shall be automatically increased or decreased, as the case may be, as of the effective time of such change without notice to the Borrower or any other Person.

“Immaterial Subsidiary” means, subject to Section 6.16, any Domestic Subsidiary of Borrower which (i) for any twelve (12) month period ending on the last day of any fiscal quarter of Borrower had less than $10,000 of revenues and (ii) as of the last day of such fiscal quarter was the owner of less than $25,000 of assets, all as shown on the consolidated financial statements of Borrower.  All Immaterial Subsidiaries as of the Effective Date are identified as such on Schedule 3.12 attached hereto.

“Impacted Interest Period” has the meaning given to such term in the definition of “LIBO Rate”.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current Accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, and (k) all obligations of such Person in respect of Disqualified Stock.  The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a) hereof, Other Taxes.

“Ineligible Institution” has the meaning assigned to it in Section 9.04(b).

“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.06.

“Interest Expense” means, for any period, total interest expense accruing on Indebtedness of the Borrower and its Subsidiaries, on a consolidated basis, during such period (including interest expense attributable to Capital Lease Obligations and amounts attributable to interest incurred under Swap Agreements), determined in accordance with GAAP.

“Interest Coverage Ratio” means as of the last day of each fiscal quarter, the ratio of (a) EBITDA for the four fiscal quarter period then ended to (b) Interest Expense for the four fiscal quarter period then ended.

“Interest Payment Date” means (a) with respect to any ABR Loan, the last Business Day of each March, June, September and December to occur while such Loan is outstanding and the final maturity date of such Loan and (b) with respect to any Eurodollar Loan, the last Business Day of the Interest Period applicable to the Borrowing of which such Loan is a part, and in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last Business Day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.

“Interest Period”  means with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as the Borrower may elect; provided, that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (b) any Interest Period pertaining to a Eurodollar Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period, (c) no Interest Period may have a term which would extend beyond the Revolving Maturity Date and (d) there shall be no more than ten Interest Periods in effect at any time.  For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Interpolated Rate” means, at any time, for any Interest Period, the rate per annum (rounded to the same number of decimal places as the LIBO Screen Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the LIBO Screen Rate for the longest period (for which the LIBO Screen Rate is available) that is shorter than the Impacted Interest Period and (b) the LIBO Screen Rate for the shortest period (for which the LIBO Screen Rate is available) that exceeds the Impacted Interest Period, in each case, at such time.

“Inventory” shall have the meaning assigned to it in the Uniform Commercial Code enacted in the State of New York.

“IRS” means the United States Internal Revenue Service.

“Issuing Bank” means Wells Fargo Bank, National Association, in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.04(i).  The Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“LC Disbursement” means a payment made by the Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time.  The LC Exposure of any Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.

“Lender Parent” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.

“Lenders” means the Persons listed on Schedule 2.01A and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.  Unless the context otherwise requires, the term “Lenders” includes the Issuing Bank.

“Letter of Credit” means any letter of credit issued pursuant to this Agreement.

“Letter of Credit Commitment” means the commitment of the Issuing Bank to issue Letters of Credit hereunder.  The initial amount of the Issuing Bank’s Letter of Credit Commitment is set forth on Schedule 2.01B.

“LIBO Rate”  means, for any Interest Period and subject to the implementation of a Replacement Rate in accordance with Section 2.13(d),  (a) for Eurodollar Loans, the LIBO Screen Rate at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period; provided that, subject to Section 2.13(d), if the LIBO Screen Rate shall not be available at such time for a period equal in length to such Interest Period (an “Impacted Interest Period”), then the LIBO Rate shall be the Interpolated Rate at such time, and (b) for ABR Loans, the LIBO Screen Rate for a contract period equal to one month commencing two days from the date of determination (or if the LIBO Screen Rate is not available for such one month contract period, the Interpolated Rate) or, if such date is not a Business Day, then the immediately preceding Business Day.  Notwithstanding the foregoing, (i) unless otherwise specified in any amendment to this Agreement entered into in accordance with Section 2.13(d), in the event that a Replacement Rate with respect to a LIBO Rate is implemented, then all references herein to the LIBO Rate shall be deemed references to such Replacement Rate (including the corresponding rate that would apply to any determination of Alternate Base Rate), and (ii) in any event, if the LIBO Rate shall be determined to be less than zero, such rate shall be deemed zero for the purposes of such determination.

“LIBO Screen Rate” means, for any day and time, for any Interest Period (or in the case of an ABR Loan, a contract period), the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate for a period equal in length to such Interest Period (or contract period) as displayed on such day and time on page LIBOR01 of the Reuters screen that displays such rate or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion);

provided that if the LIBO Screen Rate is determined to be zero, such rate shall be deemed to zero for the purposes of such determination.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Liquidity”  means, as of any date, the sum of (a) the aggregate Commitment of all Lenders at such time minus the aggregate Revolving Credit Exposure at such time and (b) the unrestricted cash and cash equivalents of the Borrower and its Subsidiaries in deposit accounts and securities accounts of the Borrower and its Subsidiaries which are subject to a first-priority perfected Lien in favor of the Administrative Agent subject only to Permitted Encumbrances,

“Loan Documents” means, collectively, this Agreement, the Notes, the Guaranty, the Security Documents, the Contribution Agreement, any subordination agreement relating to Subordinated Debt, letter of credit applications and agreements between the  Borrower and the Issuing Bank regarding the respective rights and obligations between the Borrower and the Issuing Bank in connection with the issuance of Letters of Credit, all instruments, certificates and agreements now or hereafter executed or delivered to the Administrative Agent or any Lender pursuant to any of the foregoing or in connection with the obligations under this Agreement and the other Loan Documents or any commitment regarding such obligations, and all amendments, modifications, renewals, extensions, increases and rearrangements of, and substitutions for, any of the foregoing.  The term “Loan Document” as used herein shall not include any Swap Agreement or agreements governing Banking Services (but the obligations now or hereafter owing to any Lender or any Affiliate of a Lender under a Swap Agreement or agreements governing Banking Services shall nevertheless be secured by all Collateral).

“Loan Parties” means the Borrower and each of its Subsidiaries and shall also include each Guarantor.

“Loans”  means the loans made by the Lenders to the Borrower pursuant to this Agreement.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations, condition, financial or otherwise, of the Borrower and its Subsidiaries taken as a whole, (b) the ability of any Loan Party to perform any of its obligations under any Loan Document or (c) the rights of or remedies available to the Lenders under any Loan Document.

“Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Swap Agreements, of any one or more of the Borrower and any other Loan Party in an aggregate principal amount exceeding $500,000.  For purposes of determining Material Indebtedness, the “principal amount” of the obligations in respect of any

Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that would be required to be paid if such Swap Agreement were terminated at such time.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Non-Guarantor Subsidiary” means, as of any date of determination, any Subsidiary of the Borrower that is not a Guarantor.

“Notes”  shall have the meaning assigned to such term in Section 2.02(a) hereof.

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received by the Administrative Agent from a Federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Obligations” means, as at any date of determination thereof, the sum of the following:  (i) the aggregate principal amount of Loans outstanding hereunder, plus (ii) the aggregate amount of the LC Exposure, plus (iii) all other liabilities, obligations and indebtedness under any Loan Document of Borrower or any other Loan Party, plus (iv) any obligations of Borrower (whether now existing or hereafter arising) under any Swap Agreement entered into with any Lender (or an Affiliate of any Lender) or agreements governing Banking Services entered into with any Lender (or an Affiliate of any Lender); provided, however, that the definition of “Obligations” shall not create any guarantee by any Loan Party of (or grant of security interest by any Loan Party to support, as applicable) any Excluded Swap Obligations of such Loan Party for purposes of determining any obligations of any Loan Party.

“Obligor” means the Borrower and each of its Subsidiaries that is a Guarantor.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Taxes (other than a connection arising from such Recipient having executed, delivered, enforced, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, or engaged in any other transaction pursuant to, or enforced, any Loan Document, or sold or assigned an interest in any Loan, Letter of Credit or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.18(b)).

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight eurodollar borrowings by U.S. managed banking offices of depository institutions (as such composite rate shall be determined by the NYFRB as set forth on its public website from time to time) and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate (from and after such date as the NYFRB shall commence to publish such composite rate).

“Participant” has the meaning set forth in Section 9.04(c).

“Patriot Act” means the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Encumbrances” means:

(a)        Liens imposed by law for Taxes that are not yet delinquent or are being contested in compliance with Section 5.05;

(b)        carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in compliance with Section 5.05;

(c)        pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(d)        deposits (including letters of credit) to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds,  commodity, currency or other hedges permitted hereunder and other obligations of a like nature, in each case in the ordinary course of business;

(e)        judgment liens in respect of judgments that do not constitute an Event of Default under Article VII and pre-judgment Liens created by or existing from any litigation or legal proceedings that are being contested in good faith by appropriate proceedings for which adequate reserves have been made to the extent required by GAAP, and which would not, upon becoming Liens securing judgments for the payment of money, constitute an Event of Default;

(f)        easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower or other Loan Party;

(g)        Liens in favor of a banking or other financial institution arising as a matter of law or in the ordinary course of business under customary general terms and conditions encumbering deposits or other funds maintained with a financial institution (including the right of set-off) and that are within the general parameters customary in the banking industry or arising pursuant to such banking institution’s general terms and conditions;

(h)        Liens on specific items of inventory or other goods and proceeds thereof of any Person securing such Person’s obligations in respect of bankers’ acceptances or letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods in the ordinary course of business;

(i)         Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(j)         Liens arising from the filing of precautionary UCC financing statements regarding operating leases or any consignment arrangements; and

(k)        Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes.

“Permitted Investments” means:

(a)        direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

(b)        investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;

(c)        investments in certificates of deposit, banker’s acceptances and time deposits maturing within 365 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;

(d)        fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above; and

(e)        money market funds that (i) comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000.

“Permitted Tax Distributions” means for any calendar year or portion thereof during which the Borrower is a pass-through entity for U.S. federal income tax purposes, payments and distributions to the members or partners of the Borrower, (a) in an amount not to exceed the product of (i) the highest combined marginal federal and applicable state and local income tax rates for individuals residing in New York, New York (taking into account the character of the taxable income (e.g., long-term capital gain, qualified dividend income, ordinary income, etc.) and the deductibility of state and local income Taxes), multiplied by (ii) the total aggregate taxable income of the Borrower and its Subsidiaries during the relevant calendar year or portion thereof, calculated without regard to, for clarity any tax deductions or basis adjustments arising under Code Section 743 attributable to the assets of the Borrower or its Subsidiaries, plus (b) amounts due and payable by Borrower or any Subsidiary thereof to Solaris, Inc. pursuant to the Tax Receivable Agreement.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any other Loan Party or any of their ERISA Affiliates is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by the Administrative Agent as its prime rate in effect at its principal office in San Francisco, California; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.  Such rate is set by the Administrative Agent as a general reference rate of interest, taking into account such factors as the Administrative Agent may deem appropriate; it being understood that many of the Administrative Agent’s commercial or other loans are priced in relation to such rate, that it is not necessarily the lowest or best rate actually charged to any customer and that the Administrative Agent may make various commercial or other loans at rates of interest having no relationship to such rate.

“Pro Forma Basis” means, for purposes of calculating EBITDA for any period during which one or more Acquisition or Disposition occurs, that such transaction (and all other such transactions that have been consummated during the applicable period) shall be deemed to have occurred as of the first day of the applicable period of measurement and:

(a)        all income statement items (whether positive or negative) attributable to the Property or Person disposed of in a Disposition shall be excluded and all income statement items (whether positive or negative) attributable to the Property or Person acquired in Acquisition shall be included (provided that such income statement items to be included are reflected in financial statements or other financial data reasonably acceptable to the Administrative Agent and based upon reasonable assumptions and calculations which are expected to have a continuous impact); and

(b)        in the event that any Loan Party or any Subsidiary thereof incurs (including by assumption or guarantees) or repays (including by redemption, repayment, retirement, discharge, defeasance or extinguishment) any Indebtedness in connection with such Acquisition or Disposition, then such financial ratio or test shall be calculated giving pro forma effect to such incurrence or repayment of Indebtedness, to the extent required, as if the same had occurred on the first day of the applicable measurement period and any such Indebtedness that is incurred (including by assumption or guarantee) that has a floating or formula rate of interest shall have an implied rate of interest for the applicable period determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as of the relevant date of determination.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption amended from time to time.

“Qualified ECP Loan Party” means, in respect of any Swap Obligation, each Loan Party that has total assets exceeding $10,000,000 at the time the relevant Guarantee or grant of the relevant security interest becomes or would become effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Qualifying Owners” means (i) William A. Zartler, or any company of which he is the manager, managing member or otherwise controls, including, but not limited to, Solaris Energy Capital, LLC, (ii) any wife, lineal descendant, legal guardian or other legal representative or estate of the principal member named in clause (i) above; (iii) any trust of which at least one of the trustees is a person described in clauses (i) or (ii) above, (iv) Yorktown Energy Partners X, L.P. and any affiliated funds or investment vehicles managed by Yorktown Partners LLC, (v) Loadcraft Site Services, LLC, (vi) any affiliated funds or investment vehicles managed by any of the persons described in clauses (iv) or (v) above, and (vii) any general partner, managing member, principal or managing director of any of the persons described in clauses (iv) or (v) above.

“Recipient” means, as applicable, (a) the Administrative Agent, (b) any Lender and (c) the Issuing Bank.

“Register” has the meaning set forth in Section 9.04(b).

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Replacement Rate” has the meaning set forth in Section 2.13(d).

“Required Lenders” means Lenders having Revolving Exposures and unused Commitments representing at least 51% of the sum of the total Revolving Exposures and unused Commitments at such time; provided that, (x) if there are less than three Lenders, the above described percentage shall be increased to 100% and (y) for the purpose of determining the Required Lenders needed for any waiver, amendment, modification or consent, any Lender that is a Loan Party, or any Affiliate of a Loan Party shall be disregarded.

“Responsible Officer” means, as to any Person, any of the Chief Executive Officer, President, any Financial Officer or the Chief Administrative Officer of such Person. Unless otherwise specified, all references to a Responsible Officer herein shall mean a Responsible Officer of the Borrower.

“Restricted Payment” means (i) any payment or prepayment of any Subordinated Debt or (ii) any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Borrower or other Loan Party, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Equity Interests in the Borrower or other Loan Party or any option, warrant or other right to acquire any such Equity Interests in the Borrower or other Loan Party.  The term “Restricted Payments” as used herein shall include management fees paid to any Person owning any Equity Interests in and to Borrower or any other Loan Party (other than cost reimbursement arrangements) and Permitted Tax Distributions.

“Revolving Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Revolving Maturity Date and the date of termination of the Commitments.

“Revolving Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Loans and its LC Exposure at such time.

“Revolving Maturity Date” means April 26, 2022.

“S&P” means Standard & Poor’s Ratings Group.

“Sanctioned Country” means, at any time, a country, region or territory which is the subject or target of any Sanctions (at the time of this Agreement, Cuba, Iran, North Korea, Sudan, Syria and Crimea).

“Sanctioned Person” means, at any time, (a) any Person  listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b).

“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State.

“Security Agreements” means, collectively, (i) the Amended and Restated Security Agreement dated as of April 26, 2019 executed by the Obligors and Administrative Agent and (ii) any and all security agreements hereafter executed in favor of Administrative Agent and securing all or any part of the Obligations, as any of them may from time to time be amended, modified, restated or supplemented.

“Security Documents” means, collectively, the Security Agreements and any and all other agreements, deeds of trust, mortgages, chattel mortgages, security agreements, pledges, guaranties, assignments of production or proceeds of production, assignments of income, assignments of contract rights, assignments of partnership interest, assignments of royalty interests, assignments of performance, completion or surety bonds, standby agreements, subordination agreements, undertakings and other instruments and financing statements now or hereafter executed and delivered as security for the Obligations, as any of them may from time to time be amended, modified, restated or supplemented.

 “Solaris Inc.” means Solaris Oilfield Infrastructure, Inc., a Delaware corporation.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentage (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject for Eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board).  Such reserve percentage shall include those imposed pursuant to such Regulation D.  Loans shall be deemed to constitute Eurocurrency fundings and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation.  The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subordinated Debt” means all Indebtedness of a Person which has been subordinated on terms and conditions satisfactory to the Administrative Agent and the Required Lenders, in their sole discretion, to all of the Obligations, whether now existing or hereafter incurred.  Indebtedness shall not be considered as “Subordinated Debt” unless and until the Administrative Agent shall have received copies of the documentation evidencing or relating to such Indebtedness together with a subordination agreement, in form and substance satisfactory to the Required Lenders, duly executed by the holder or holders of such Indebtedness and evidencing the terms and conditions of the required subordination.

“Subordinated Debt Documents” means any indenture or note under which any Subordinated Debt is issued and all other instruments, agreements and other documents evidencing or governing any Subordinated Debt or providing for any Guarantee or other right in respect thereof.

“Subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, Controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more Subsidiaries of the parent or by the parent and one or more Subsidiaries of the parent.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or its Subsidiaries shall be a Swap Agreement.

“Swap Obligation” means, with respect to any Loan Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

 “Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), value added taxes, or any other goods and services, use or sales taxes, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Tax Receivable Agreement” means the Tax Receivable Agreement dated as of May 17, 2017 by and among Solaris Inc. and the other parties thereto and any similar agreement entered into by Solaris Inc. after the date hereof.

“Total Leverage Ratio” means, as of any testing day, the ratio of (a) Indebtedness (including Subordinated Debt) as of such date minus the Cash Adjustment as of such date to (b) EBITDA for the 12 months then ended, determined in each case on a consolidated basis for Solaris Inc. and the Obligors.

“Total Revolving Exposure” means the sum of the outstanding principal amount of all Lenders’ Loans and their LC Exposure at such time.

“Transactions” means (a) the execution, delivery and performance by each Loan Party of the Loan Documents to which it is to be a party, the borrowing of Loans, the use of the proceeds thereof and the issuance of Letters of Credit hereunder and (b) the execution, delivery and performance by each Loan Party of each other document and instrument required to satisfy the conditions precedent to the initial Loan hereunder, including without limitation all applicable Subordinated Debt Documents and all documents and instruments relating to any required equity contribution.

“Type” when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Alternate Base Rate or the Adjusted LIBO Rate.

“UCC” means the Uniform Commercial Code in effect from time to time in the State of New York.

“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 2.16(f)(ii)(B)(3).

“Wholly-Owned” means, with respect to a Subsidiary, that all of the Equity Interests of such Subsidiary are, directly or indirectly, owned or controlled by the Borrower and/or one or more of its Wholly-Owned Subsidiaries.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

SECTION 1.02  Types of Loans and Borrowings.  For purposes of this Agreement, Loans and Borrowings, respectively, may be classified and referred to by Type (e.g. “Eurodollar Loan” or a “Eurodollar Borrowing”).

SECTION 1.03  Terms Generally.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any law shall be construed as referring to such law as amended, modified, codified or reenacted, in whole or in part, and in effect from time to time, (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, Accounts and contract rights.

SECTION 1.04  Accounting Terms; GAAP.  Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision  amended in accordance herewith.  For purposes of determining compliance with any provision of this Agreement, the determination of whether a lease is to be treated as an operating lease or finance lease shall be made without giving effect to any change in accounting for leases pursuant to GAAP resulting from the implementation of ASC 842.  Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made (i) without giving effect to any election under Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of any Loan Party at “fair value”, as defined therein and (ii) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof.  All financial calculations hereunder shall be determined on a Pro Forma Basis.  The Borrower shall furnish to the Administrative Agent supporting calculations for such calculation on a Pro Forma Basis and such other information as the Administrative Agent may reasonably request to determine the accuracy of such calculation.

SECTION 1.05  Divisions.  For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

ARTICLE II

The Credits

SECTION 2.01  Commitments.  Subject to the terms and conditions set forth herein, each Lender agrees to make Loans to the Borrower from time to time during the Revolving Availability Period in an aggregate principal amount that will not result in (i) such Lender’s Revolving Exposure exceeding such Lender’s Commitment or (ii) the Total Revolving Exposure exceeding the aggregate of all Lenders’ Commitments.  Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow the Loans.

SECTION 2.02  Loans and Borrowings.

(a)        Each Loan shall be made as part of a Borrowing consisting of Loans of the same Type made by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required. The Loans made by each Lender shall be evidenced by a Note of Borrower (each, together with all renewals, extensions, modifications and replacements thereof and substitutions therefor, a revolving “Note,” collectively, the “Notes”) in substantially the form of Exhibit C, payable to such Lender in a principal amount equal to the Commitment of such Lender, and otherwise duly completed.  Each Lender is hereby authorized by Borrower to endorse on the schedule (or a continuation thereof) that may be attached to each Note of such Lender, to the extent applicable, the date, amount, type of and the applicable period of interest for each Loan made by such Lender to Borrower hereunder, and the amount of each payment or prepayment of principal of such Loan received by such Lender, provided, that any failure by such Lender to make any such endorsement shall not affect the obligations of Borrower under such Note or hereunder in respect of such Loan.

(b)        At the time that each Borrowing is made, such Borrowing shall be in an aggregate amount that is not less than $100,000 and in integral multiples of $50,000 in excess thereof; provided that a Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.04(e).

SECTION 2.03  Requests for Borrowings.  To request a Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone or email (a) in the case of a Eurodollar Borrowing, not later than 11:00 a.m., Houston, Texas time, three  (3) Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 11:00 a.m., on the date of the proposed Borrowing; provided that any such notice of a Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.04(e) may be given not later than 2:00 p.m., Houston, Texas time, on the date of the proposed Borrowing.  Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery, telecopy or email to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i)       whether the requested Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(ii)      the aggregate amount of such Borrowing;

(iii)     the date of such Borrowing, which shall be a Business Day;

(iv)     In the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(v)      the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.05.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing.  If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.  Each Borrowing Request shall constitute a representation that the amount of the requested Borrowing shall not cause the Total Revolving Exposure to exceed the total Commitments.  Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04  Letters of Credit.

(a)        General.  Subject to the terms and conditions set forth herein, the Borrower may request the issuance of, and the Issuing Bank shall issue, Letters of Credit as the applicant thereof for the support of its or its Subsidiaries’ obligations, in a form reasonably acceptable to the Administrative Agent and the Issuing Bank, at any time and from time to time during the Revolving Availability Period.  In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.  Notwithstanding anything herein to the contrary, the Issuing Bank shall have no obligation hereunder to issue, and shall not issue, any Letter of Credit the proceeds of which would be made available to any Person (i) to fund any activity or business of or with any Sanctioned Person, or in any country or territory that, at the time of such funding, is the subject of any Sanctions or (ii) in any manner that would result in a violation of any Sanctions by any party to this Agreement.

(b)        Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions.  To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver, telecopy or email to the Issuing Bank and the Administrative Agent (at least five (5) Business Days in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with Section 2.04(c)), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit.  The Issuing Bank shall accept or reject all Letter of Credit requests reasonably promptly.  If requested by the Issuing Bank, the Borrower also shall submit a letter of credit application on the Issuing Bank’s standard form in connection with any request for a Letter of Credit.  A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the aggregate undrawn amount of all outstanding Letters of Credit issued by the Issuing Bank at such time plus the aggregate amount of all LC Disbursements made by the Issuing Bank that have not yet been reimbursed by or on behalf of the Borrower at such time shall not exceed its Letter of Credit Commitment, (ii) no Lender’s Revolving Exposure shall exceed its Commitment and (iii) the Total Revolving Exposure shall not exceed the total Commitments.  The Borrower may, at any time and from time to time, reduce the Letter of Credit Commitment with the consent of the Issuing Bank; provided that the Borrower shall not reduce the Letter of Credit Commitment if, after giving effect of such reduction, the conditions set forth in clauses (i) through (iii) above shall not be satisfied.

(c)        Expiration Date.  Each Letter of Credit shall expire (or be subject to termination by notice from the Issuing Bank to the beneficiary thereof) at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five (5) Business Days prior to the Revolving Maturity Date.

(d)        Participations.  By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Lenders, the Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit.  In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by the Issuing Bank and not reimbursed by the Borrower on the date due as provided in Section 2.04(e), or of any reimbursement payment required to be refunded to the Borrower for any reason.  Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this Section 2.04(d) in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e)        Reimbursement.  If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 2:00 p.m., Houston, Texas time, on the date that such LC Disbursement is made, if the Borrower shall have received notice of such LC Disbursement prior to 10:00 a.m., Houston, Texas time, on such date, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than 2:00 p.m., Houston, Texas time, on the Business Day immediately following the day that the Borrower receives such notice; provided that, subject to the conditions to borrowing set forth in Section 4.03 of this Agreement, if the Borrower does not so reimburse the Issuing Bank by such time, the Borrower shall be deemed to have requested in accordance with Section 2.03 of this Agreement that such payment be financed with an  ABR Borrowing in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Borrowing. If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.05 with respect to Loans made by such Lender (and Section 2.05 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Issuing Bank the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this Section 2.04(e), the Administrative Agent shall distribute such payment to the Issuing Bank or, to the extent that Lenders have made payments pursuant to this Section 2.04(e) to reimburse the Issuing Bank, then to such Lenders and the Issuing Bank as their interests may appear. Any payment made by a Lender pursuant to this Section 2.04(e) to reimburse the Issuing Bank for any LC Disbursement (other than the funding of Loans as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

(f)        Obligations Absolute.  The Borrower’s obligation to reimburse LC Disbursements as provided in Section 2.04(e) shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder.  Neither the Administrative Agent, the Lenders nor the Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.  The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised care in each such determination.  In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g)        Disbursement Procedures.  The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit.  The Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by telecopy) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Issuing Bank and the Lenders with respect to any such LC Disbursement.

(h)        Interim Interest.  If the Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made (either with its own funds or a Borrowing under Section 2.04(e)), the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the reimbursement is due and payable at the rate per annum then applicable to ABR Loans and such interest shall be due and payable on the date when such reimbursement is payable; provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to Section 2.04(e), then Section 2.12(b) shall apply.  Interest accrued pursuant to this Section 2.04(h) shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to Section 2.04(e) to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i)         Replacement of the Issuing Bank.  The Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of the Issuing Bank. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.11(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(j)         Cash Collateralization.  If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Lenders with LC Exposure representing greater than 51% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this Section 2.04(j), the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash equal to the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default described in clauses (g) or (h) of Article VII.  The Borrower also shall deposit cash collateral pursuant to this Section 2.04(j) as and to the extent required by Section 2.10(b).  Each such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made (consistent with the goal of preservation of capital) at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest.  Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders with LC Exposure representing greater than 51% of the total LC Exposure), be applied to satisfy other obligations of the Borrower under this

Agreement. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three (3) Business Days after all Events of Default have been cured or waived. If the Borrower is required to provide an amount of cash collateral hereunder pursuant to Section 2.10(b), such amount (to the extent not applied as aforesaid) shall be returned to the Borrower as and to the extent that, after giving effect to such return, the Borrower would remain in compliance with Section 2.10(b) and no Default shall have occurred and be continuing.

(k)        Subject to the appointment and acceptance of a successor Issuing Bank, the Issuing Bank may resign as the Issuing Bank at any time upon thirty days’ prior written notice to the Administrative Agent, the Borrower and the Lenders, in which case, such Issuing Bank shall be replaced in accordance with Section 2.04(i) above.

SECTION 2.05  Funding of Borrowings.

(a)        Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof solely by wire transfer of immediately available funds by 12:00 noon, Houston, Texas time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders.  Except in respect of the provisions of this Agreement covering the reimbursement of Letters of Credit, the Administrative Agent will make such Loans available to the Borrower by promptly crediting the funds so received in the aforesaid account of the Administrative Agent to an account of the Borrower maintained with the Administrative Agent in Houston, Texas and designated by the Borrower in the applicable Borrowing Request; provided that Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.04(e) shall be remitted by the Administrative Agent to the Issuing Bank.

(b)        Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.05(a) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  If a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans.  If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

SECTION 2.06  Interest Elections.

(a)        Conversion and Continuance.  Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request.  Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section 2.06.  The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b)        Interest Election Requests.  To make an election pursuant to this Section 2.06, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election.  Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery, telecopy or other electronic communication to the Administrative Agent of a written Interest Election Request in substantially the form of Exhibit D or otherwise acceptable to the Administrative Agent and signed by the Borrower.

(c)        Information in Interest Election Requests.  Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i)       the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to Section 2.06(c)(iii) and Section 2.06(c)(iv) shall be specified for each resulting Borrowing);

(ii)      the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)     whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv)     if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d)        Notice to Lenders by the Administrative Agent.  Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e)        Effect of Failure to Delivery Timely Interest Election Request and Events of Default on Interest Election.  If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to a Eurodollar Borrowing with an Interest Period of one month.  Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Required Lenders have elected in writing to the Administrative Agent to not allow such conversions or continuations,  no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing (and any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective) and, unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

SECTION 2.07  Termination, Reduction and Increase of Commitments.

(a)        Unless previously terminated, the Commitments shall terminate on the Revolving Maturity Date.

(b)        The Borrower may at any time terminate, or from time to time reduce, the Commitments; provided that (i) each reduction of the Commitments shall be in an amount that is an integral multiple of $500,000 or in the amount of the total Commitments then outstanding and (ii) the Borrower shall not terminate or reduce the Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.10, the Total Revolving Exposure would exceed the total Commitments.

(c)        The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under Section 2.07(b), at least three (3) Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof.  Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof.  Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.  Any termination or reduction of the Commitments shall be permanent.  Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.

(d)        At any time prior to the expiration of the Revolving Availability Period, and so long as no Default or Event of Default shall have occurred which is continuing, the Borrower may elect to increase the aggregate of the Commitments to an amount not exceeding $75,000,000 minus any reductions in the Commitments pursuant to Section 2.07(b), provided that (i) the Borrower shall give at least fifteen (15) Business Days’ prior written notice of such increase to the Administrative Agent and each existing Lender, (ii) each existing Lender shall have the right (but not the obligation) to subscribe to its pro rata share of the proposed increase in the Commitments by giving written notice of such election to the Borrower and the Administrative Agent within ten (10) Business Days after receipt of a notice from the Borrower as above described and only if an existing Lender does not exercise such election may the Borrower elect to add a new Lender, (iii) no Lender shall be required to increase its Commitment unless it shall have expressly agreed to such increase in writing, (iv) the addition of new Lenders shall be subject to the terms and provisions of Section 9.04 as if such new Lenders were acquiring an interest in the Loans by assignment from an existing Lender (to the extent applicable, i.e., required approvals, minimum amounts and the like), (v) the Borrower shall execute and deliver such additional or replacement Notes and such other documentation (including evidence of proper authorization) as may be reasonably requested by the Administrative Agent, any new Lender or any Lender which is increasing its Commitment, (vi) no Lender shall have any right to decrease its Commitment as a result of such increase of the aggregate amount of the Commitments, (vii) the Administrative Agent shall have no obligation to arrange, find or locate any Lender or new bank or financial institution to participate in any unsubscribed portion of such increase in the aggregate committed amount of the Commitments, (viii) such option to increase the Commitments may only be exercised twice and (ix) the consent of each Lender increasing its Commitment shall be required for any increase of such Lender’s Commitment (such consent to be given or denied in such increasing Lender’s sole discretion and subject to such terms as such increasing Lender may then require).  The Borrower shall be required to pay (or to reimburse each applicable Lender for) any breakage costs incurred by any Lender in connection with the need to reallocate existing Loans among the Lenders following any increase in the Commitments pursuant to this provision.

SECTION 2.08  Repayment of Loans; Evidence of Debt.

(a)        The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Loan of such Lender on the Revolving Maturity Date.

(b)        Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c)        The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder and the Type thereof, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d)        The entries made in the accounts maintained pursuant to Sections 2.08(b) or 2.08(c) shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

SECTION 2.09  [Intentionally Left Blank].

SECTION 2.10  Prepayment of Loans.

(a)        The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part without premium or penalty (except with respect to any amounts due under Section 2.15), subject to the requirements of this Section.

(b)        In the event and on such occasion that the sum of the Revolving Exposures exceeds the total Commitments, the Borrower shall prepay Borrowings (or, if no such Borrowings are outstanding, deposit cash collateral in an account with the Administrative Agent pursuant to Section 2.04(j)) in an aggregate amount equal to such excess.

(c)        If, (i) at any time when Total Revolving Exposure is greater than zero, (ii) the Borrower and its Subsidiaries have a Consolidated Cash Balance in excess of $20,000,000 in the aggregate at any time (such excess being referred to herein as the “Excess Amount”),  and (iii) the Total Leverage Ratio as of the most recently ended fiscal quarter for which financial statements have been delivered is greater than 1.00 to 1.00, then the Borrower shall immediately prepay the Borrowings in an amount equal to the Excess Amount.

(d)        Each prepayment of Borrowings pursuant to Section 2.10(b) and Section 2.10(c) shall be applied, first, ratably to any ABR Borrowings then outstanding, and, second, ratably to any Eurodollar Borrowings then outstanding, and if more than one Eurodollar Borrowing is then outstanding, to each such Eurodollar Borrowing in order of priority beginning with the Eurodollar Borrowing with the least number of days remaining in the Interest Period applicable thereto and ending with the Eurodollar Borrowing with the most number of days remaining in the Interest Period applicable thereto.

(e)        The Borrower shall notify the Administrative Agent by telephone (confirmed by telecopy or email)  or email of any prepayment hereunder (a) in the case of a Eurodollar Borrowing, not later than 11:00 a.m., Houston, Texas time, three (3) Business Days before the date of prepayment and (b) in the case of an ABR Borrowing, not later than 11:00 a.m., Houston, Texas time, on the date of prepayment.  Each such notice shall be irrevocable and shall specify the prepayment date, the principal amount of each Borrowing or portion thereof to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment; provided that, if a notice of optional prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.07, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.07.  Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof.  Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02, except as necessary to apply fully the required amount of a mandatory prepayment.

(f)        All Swap Agreements and agreements governing Banking Services between Borrower and any Lender (or any Affiliate of a Lender) are independent agreements governed by the written provisions of said Swap Agreements and said agreements governing Banking Services, which will remain in full force and effect, unaffected by any repayment, prepayment, acceleration, reduction, increase or change in the terms of the Obligations, except as otherwise expressly provided in said Swap Agreements and said agreements governing Banking Services, and any payoff statement relating to the Obligations shall not apply to said Swap Agreements or agreements governing Banking Services except as otherwise expressly provided in such payoff  statement.

SECTION 2.11  Fees.

(a)        The Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee, which shall accrue at the Applicable Commitment Fee on the average daily unused amount of the Commitment of such Lender during the period from and including the date hereof to but excluding the date on which such Commitment terminates.  Accrued commitment fees shall be payable quarterly in arrears on the last Business Day of each March, June, September and December (commencing on the first such date to occur after the Effective Date) and on the date on which the Commitments terminate. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). For purposes of computing such commitment fees, a Commitment of a Lender shall be deemed to be used to the extent of the outstanding Loans and LC Exposure of such Lender for purposes of calculating fees due under this Section 2.11(a)).

(b)        The Borrower agrees to pay (i) to the Administrative Agent for the account of each Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Rate used to determine the interest rate applicable to Eurodollar Loans on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Commitment terminates and the date on which such Lender ceases to have any LC Exposure (provided, however, that in no event shall the per annum fee for any single Letter of Credit be less than $750, payable quarterly in arrears in installments of $188 per quarter) and (ii) at any time or times that there shall be two or more Lenders, to the Issuing Bank a fronting fee, which shall accrue at the rate of 0.125% per annum on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date of termination of the Commitments and the date on which there ceases to be any LC Exposure, as well as the Issuing Bank’s standard fees with respect to the amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees shall be payable quarterly in arrears on the last Business Day of each March, June, September and December (commencing on the first such date to occur after the Effective Date); provided that all such fees shall be payable on the date on which the Commitments terminate and any such fees accruing after the date on which the Commitments terminate shall be payable on demand. Any other fees payable to the Issuing Bank pursuant to this Section 2.11(b) shall be payable within 10 Business Days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c)        The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.

(d)        All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to the Issuing Bank, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the Lenders entitled thereto.  Fees paid shall not be refundable under any circumstances.

SECTION 2.12  Interest.

(a)        Interest Rate Options.

(i)       ABR Loans.  The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Rate, but in no event to exceed the Highest Lawful Rate.

(ii)      Eurodollar Loans.  The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate, but in no event to exceed the Highest Lawful Rate.

(b)        Notwithstanding the foregoing, if any Event of Default has occurred which is continuing:

(i)       any overdue amount shall bear interest at a rate per annum that is (x) in the case of overdue principal, the rate that would otherwise be applicable thereto plus 2%, not to exceed the Highest Lawful Rate, or (y) in the case of any other overdue amount, including overdue interest, to the extent permitted by applicable law, the rate applicable to ABR Borrowings plus 2%, not to exceed the Highest Lawful Rate (in each case, after as well as before judgment); and

(ii)      at the election of the Required Lenders, the entire unpaid principal balance of the Loans shall bear interest at the rate that would otherwise be applicable thereto plus 2%, not to exceed the Highest Lawful Rate (in each case, after as well as before judgment).

(c)        Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and upon termination of the Commitments; provided that (i) interest accrued pursuant to Section 2.12(b) shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of a Loan prior to the end of the Revolving Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of a conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(d)        All computations of interest for Loans bearing interest by reference to the Alternate Base Rate when the Alternate Base Rate is determined by the Prime Rate shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed.  All other interest hereunder shall be computed on the basis of a year of 360 days.  Interest shall be payable for the actual number of days elapsed (including the first day but excluding the last day).  The applicable LIBO Rate shall be calculated by the Administrative Agent, and such calculation shall be presumed correct absent manifest error.

(e)        Retroactive Adjustments of Applicable Margin.  In the event that any financial statement or Compliance Certificate delivered pursuant to Section 5.01 is shown to be inaccurate (regardless of whether this Agreement or the Commitments are in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Rate (as in effect at the time of such inaccuracy) for any period (an “Applicable Period”) than the Applicable Rate applied for such Applicable Period, then (i) the Borrower shall immediately deliver to the Administrative Agent a corrected Compliance Certificate for such Applicable Period, (ii) the Applicable Rate shall be determined as if such higher Applicable Rate that would have applied were applicable for such Applicable Period (and in any event at the highest level set forth in the definition of “Applicable Rate” if the inaccuracy was the result of dishonesty, fraud or willful misconduct), and (iii) the Borrower shall immediately, without further action by the Administrative Agent, any Lender or the Issuing Bank, pay to the Administrative Agent for the account of the applicable Lenders and the Issuing Bank, the accrued additional interest and fees owing as a result of such increased Applicable Rate for such Applicable Period.  This Section 2.12(e) shall not limit the rights of the Administrative Agent and Lenders with respect to the rate of interest as set forth in Section 2.12(b) or Article 7.  The Borrower’s obligations under this Section 2.12(e) shall survive the termination of the Commitments and the repayment of all other Obligations hereunder.

SECTION 2.13  Alternate Rate of Interest.  If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(a)        the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate for such Interest Period; or

(b)        the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate or LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

(c)        then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone, telecopy or other electronic transmission as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective (and such Borrowing shall be automatically converted into ABR Loans on the last day of the applicable Interest Period), and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing; and

(d)        notwithstanding anything to the contrary in clauses (a), (b) and (c) above, if the Administrative Agent has made the determination (such determination to be conclusive absent manifest error) or the Required Lenders notify the Administrative Agent that the Required Lenders have made the determination, that (A) the circumstances described in clause (a) and (b) have arisen and that such circumstances are unlikely to be temporary, (B) any applicable interest rate specified herein is no longer a widely recognized benchmark rate for newly originated loans in the U.S. syndicated loan market in the applicable currency or (C) the applicable supervisor or administrator (if any) of any applicable interest rate specified herein or any Governmental Authority having, or purporting to have, jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which any applicable interest rate specified herein shall no longer be used for determining interest rates for loans in the U.S. syndicated loan market in the applicable currency, then the Administrative Agent may, to the extent practicable (subject to the consent of the Borrower and as determined by the Administrative Agent to be generally in accordance with similar situations in other transactions in which it is serving as administrative agent or otherwise consistent with market practice generally), establish a replacement interest rate (the “Replacement Rate”), in which case, the Replacement Rate shall, subject to the next two sentences, replace such applicable interest rate for all purposes under the Loan Documents unless and until (1) an event described in clause (a) or (b) occurs with respect to the Replacement Rate or (2) the Administrative Agent (or the Required Lenders through the Administrative Agent) notifies the Borrower that the Replacement Rate does not adequately and fairly reflect the cost to the Lenders of funding the Borrowings bearing interest at the Replacement Rate.  In connection with the establishment and application of the Replacement Rate, this Agreement and the other Loan Documents shall be amended solely with the consent of the Administrative Agent and the Borrower, as may be necessary or appropriate, in the opinion of the Administrative Agent, to effect the provisions of this clause (d).  Notwithstanding anything to the contrary in this Agreement or the other Loan Documents (including, without limitation, Section 9.02), such amendment shall become effective without any further action or consent of any other party to this Agreement so long as the Administrative Agent shall not have received, within five Business Days of the delivery of such amendment to the Lenders, written notices from such Lenders that in the aggregate constitute Required Lenders, with each such notice stating that such Lender objects to such amendment. To the extent the Replacement Rate is approved by the Administrative Agent and the Borrower in connection with this clause (d), the Replacement Rate shall be applied in a manner consistent with market practice; provided that, in each case, to the extent such market practice is not administratively feasible for the Administrative Agent, such Replacement Rate shall be applied as otherwise reasonably determined by the Administrative Agent in consultation with the Borrower (it being understood that any such modification by the Administrative Agent shall not require the consent of, or consultation with, any of the Lenders).  Notwithstanding anything to the contrary, if no Replacement Rate has been determined and the circumstances under clauses (A), (B) or (C) above exist, until a Replacement Rate shall have been determined in accordance with the terms hereof, (x) the Borrower may revoke any pending Borrowing Request, (y) the Borrower may revoke any notice that requests the conversion of any Loan to, or continuation of any Loan as, a Eurodollar Loan (to the extent of the affected Eurodollar Loan or Interest Periods) and (z) failing any revocation by the Borrower pursuant to the immediately preceding clauses (x) or (y), if any Borrowing Request requests a Eurodollar Loan, or conversion or continuation of a Eurodollar Loan, such Loan shall be made as an ABR Loan in the amount specified in such Borrowing Request.

SECTION 2.14  Increased Costs.

(a)        Increased Costs Generally.  If any Change in Law shall:

(i)       impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or advances, loans or other credit extended or participated in by, any Lender (except any reserve requirement reflected in the Adjusted LIBO Rate) or any Issuing Bank;

(ii)      subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)     impose on any Lender or any Issuing Bank or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Credit Party of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to increase the cost to such Lender, such Issuing Bank or other Credit Party of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit) or to reduce the amount of any sum received or receivable by such Lender or such other Credit Party (whether of principal, interest or otherwise), then the Borrower will pay to such Lender or such other Credit Party such additional amount or amounts as will compensate such Lender or such other Credit Party for such additional costs incurred or reduction suffered.

(b)        Capital Requirements.  If any Lender or Issuing Bank determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or Issuing Bank’s capital or on the capital of such Lender’s or Issuing Bank’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by any Issuing Bank, to a level below that which such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or Issuing Bank’s policies and the policies of such Lender’s or Issuing Bank’s holding company with respect to capital adequacy or liquidity), then from time to time the Borrower will pay to such Lender or Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company for any such reduction suffered.

(c)        Certificates for Reimbursement.  A certificate of a Lender or Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or Issuing Bank or its holding company, as the case may be, as specified in Section 2.14(a) or Section 2.14(b) shall be delivered to the Borrower and shall be conclusive absent manifest error.  The Borrower shall pay such Lender or Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)        Effect of Failure or Delay in Requesting Compensation.  Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this Section 2.14 shall not constitute a waiver of such Lender’s or Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or Issuing Bank pursuant to this Section 2.14 for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180 day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.15  Break Funding Payments.  In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan into an ABR Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto, or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.06 then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event.  In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market.

A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.15 and demonstrating, in reasonable detail, the computation of such amount or amounts shall be delivered to the Borrower and shall be conclusive absent manifest error.  The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

SECTION 2.16  Taxes.

(a)        Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law.  If any applicable law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b)        The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for, Other Taxes.

(c)        As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d)        The Borrower shall  indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e)        Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.04(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to such Lender from any other source against any amount due to the Administrative Agent under this Section 2.16(e).

(f)        (i)  Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation as reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 2.16(f)(ii)(A),  (ii)(B),  (ii)(C) and (ii)(D) below) shall not be required if in the relevant Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)       Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person:

(A)       any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form

W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)       any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1)       in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN-E or IRS Form W-8BEN (or any successor form) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN-E or IRS Form W-8BEN (or any successor form) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)       in the case of a Foreign Lender claiming that interest paid under this Agreement is exempt from United States withholding Tax because it is effectively connected with a United States trade or business of such Foreign Lender, executed copies of IRS Form W-8ECI (or any successor form);

(3)       in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit E-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN-E, IRS Form W-8BEN, IRS Form W-8EXP or Form W-8IMY (with proper attachments as applicable) (or any successor form); or

(4)       to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN-E, IRS Form W-8BEN, IRS Form W-8EXP (or any successor form), a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-2 or Exhibit E-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if such Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-4 on behalf of each such direct and indirect partner;

(C)       any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)       if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(g)        If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section (including by the payment of additional amounts pursuant to this Section), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund).  Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 2.16(g)  (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this Section 2.16(g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 2.16(g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.  This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h)        Each party’s obligations under this Section shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

(i)         For purposes of this Section, the term “Lender” includes any Issuing Bank and the term “applicable law” includes FATCA.

SECTION 2.17  Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a)        The Borrower shall make each payment required to be made by it hereunder or under any other Loan Document (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.14,  Section 2.15,  Section 2.16, or otherwise) by the time expressly required hereunder or under such other Loan Document for such payment (or, if no such time is expressly required, prior to 2:00 p.m., Houston, Texas time), on the date when due, in immediately available funds, without set off, deduction or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices specified in Section 9.01(a), except payments to be made directly to the Issuing Bank as expressly provided herein and except that payments pursuant to Sections 2.14,  2.15,  2.16 and 9.03 shall be made directly to the Persons entitled thereto and payments pursuant to other Loan Documents shall be made to the Persons specified therein. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment under any Loan Document shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments under each Loan Document shall be made in dollars.

(b)        If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees and other Obligations then due, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements and other Obligations then due, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements and other Obligations then due to such parties.

(c)        If any Lender shall, by exercising any right of set off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements, resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this Section 2.17(c) shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Borrower or any other Loan Party or Affiliate thereof (as to which the provisions of this Section 2.17(c) shall apply). Each Lender agrees that it will not exercise any right of set-off or counterclaim or otherwise obtain payment in respect of any Obligation owed to it other than principal of and interest accruing on the Loans and participations in the LC Disbursements, unless all of the outstanding principal of and accrued interest on the Loans and LC Disbursements have been paid in full. The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d)        Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due. If the Borrower has not in fact made such payment when due, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e)        If any Lender shall fail to make any payment required to be made by it pursuant to this Agreement, then the Administrative Agent may, in its discretion (and notwithstanding any contrary provision hereof), (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender for the benefit of the Administrative Agent to satisfy such Lender’s obligations to it under this Agreement until all such unsatisfied obligations are fully paid, and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender under this Agreement, in the case of each of clauses (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.

(f)        Notwithstanding the foregoing, amounts received from any Loan Party that is not a Qualified ECP Loan Party shall not be applied to any Excluded Swap Obligation of such Loan Party.

SECTION 2.18  Mitigation Obligations; Replacement of Lenders.

(a)        If the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.16 in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)        If the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16,  if the Borrower is required to make any payment pursuant to Section 2.14,  or if any Lender becomes a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights (other than its existing rights to payments pursuant to Section 2.16) and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent (and, if a Commitment is being assigned, the Issuing Bank), which consent shall not unreasonably be withheld, (ii) such assignor Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder (including any amounts under Section 2.15), from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from payments required to be made pursuant to Section 2.16, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

SECTION 2.19  [Intentionally Left Blank].

SECTION 2.20  Defaulting Lender.  Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a)        fees shall cease to accrue on the unfunded portion of any Commitment of such Defaulting Lender pursuant to this Agreement;

(b)        the Commitments and Revolving Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 9.02); provided, that in the case of an amendment, waiver or other modification requiring the consent of all Lenders or of each Lender affected thereby, the Defaulting Lender’s consent shall be only be required with respect to (i) a proposed increase or extension of such Defaulting Lender’s Commitments and (ii) a proposed reduction or excuse, or a proposed postponement of the scheduled date of payment, of the principal amount of, or interest or fees payable on, any Loans or LC Disbursements as to any such Defaulting Lender;

(c)        if any LC Exposure exists at the time a Lender becomes a Defaulting Lender then:

(i)       all or any part of the LC Exposure of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Percentages but only (x) to the extent that such reallocation does not, as to any non-Defaulting Lender, cause such non-Defaulting Lender’s Revolving Exposure to exceed its Commitment and (y) if the conditions set forth in Section 4.03 are satisfied at that time;

(ii)      if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall within one (1) Business Day following notice by the Administrative Agent, cash collateralize for the benefit of the Issuing Bank only the Borrower’s obligations corresponding to such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.04(j) for so long as such LC Exposure is outstanding;

(iii)     if the Borrower cash collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to this Section 2.20(c), the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.11 with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized;

(iv)     if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to this Section 2.20(c), then the fees payable to the Lenders pursuant to Section 2.11 shall be adjusted in accordance with such non-Defaulting Lenders’ Applicable Percentages; and

(v)      if all or any portion of such Defaulting Lender’s LC Exposure is neither cash collateralized nor reallocated pursuant to this Section 2.20(c), then, without prejudice to any rights or remedies of the Issuing Bank or any Lender hereunder, all fees that otherwise would have been payable to such Defaulting Lender (solely with respect to the portion of such Defaulting Lender’s Commitments that were utilized by such LC Exposure and any applicable letter of credit fees) with respect to such Defaulting Lender’s LC Exposure shall be payable to the Issuing Bank until and to the extent that such LC Exposure is cash collateralized and/or reallocated; and

(d)        so long as any Lender is a Defaulting Lender, the Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure and each Defaulting Lender’s then outstanding LC Exposure will be 100% covered by the Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrower in accordance with Section 2.20(c), and LC Exposure related to any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.20(c)(i) (and Defaulting Lenders shall not participate therein).

If (i) a Bankruptcy Event with respect to any Lender Parent shall occur following the date hereof and for so long as such event shall continue or (ii) the Issuing Bank has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, the Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless the Issuing Bank shall have entered into arrangements with the Borrower or such Lender, satisfactory to the Issuing Bank to defease any risk to it in respect of such Lender hereunder.

In the event that the Administrative Agent, the Borrower and the Issuing Bank each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the LC Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Percentage.

ARTICLE III

Representations and Warranties

The Borrower represents and warrants to the Lenders that:

SECTION 3.01  Organization; Powers.  Each of the Borrower and the other applicable Loan Parties is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

SECTION 3.02  Authorization; Enforceability.  The Transactions to be entered into by each Loan Party are within such Loan Party’s powers and have been duly authorized by all necessary corporate or limited liability company action.  This Agreement has been duly executed and delivered by the Borrower and constitutes, and each other Loan Document to which any Loan Party is to be a party, when executed and delivered by such Loan Party, will constitute, a legal, valid and binding obligation of the Borrower or such Loan Party (as the case may be), enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03  Governmental Approvals; No Conflicts.  The Transactions (a) do not require any material consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect and except filings necessary to perfect Liens created under the Loan Documents, (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of the Borrower or any other applicable Loan Party or any order of any Governmental Authority in each case, as are applicable to the Borrower and the Loan Parties, (c) will not violate or result in a default under any material indenture, agreement or other instrument binding upon the Borrower or any other Loan Party or their assets, or give rise to a right thereunder to require any payment to be made by the Borrower or any other Loan Party, and (d) will not result in the creation or imposition of any Lien on any asset of the Borrower or any other Loan Party, except Liens created under the Loan Documents.

SECTION 3.04  Financial Condition.  The Borrower has heretofore furnished to the Lenders Borrower’s consolidated balance sheet and statements of income, equity and cash flows as of and for the fiscal year ended December 31, 2018, certified by its chief financial officer. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (2) above.  Since December 31, 2018, there has been no material adverse change in the business, assets, operations, prospects or condition, financial or otherwise, of the Borrower and its Subsidiaries, taken as a whole. Except as set forth on Schedule 6.01, after giving effect to the Transactions, none of the Borrower or its Subsidiaries has, as of the Effective Date, any material contingent liabilities or unrealized losses.

SECTION 3.05  Properties.

(a)        As of the Effective Date, the Borrower and each other Loan Party has good title to, or valid leasehold interests in, all of its real and personal property material to its business, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes.

(b)        The Borrower and each other Loan Party owns, or is licensed to use, all trademarks, trade names, copyrights, patents and other intellectual property material to its business, and the use thereof by the Borrower and each other Loan Party does not infringe upon the rights of any other Person, except for any such infringements that could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.06  Litigation and Environmental Matters.

(a)        There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened in writing against or directly  affecting the Borrower or any other Loan Party (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect or (ii) that directly involve any of the Loan Documents or the Transactions.

(b)        Except with respect to any other matters that could not reasonably be expected to result in a Material Adverse Effect, neither the Borrower nor any other Loan Party (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

SECTION 3.07  Compliance with Laws and Agreements.  The Borrower and each other Loan Party is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect.  No Default has occurred and is continuing.  Without limiting the foregoing, Borrower represents and warrants that each Loan Party is in material compliance with all applicable Bank Secrecy Act and anti-money laundering laws and regulations and is in compliance, in all material respects, with the Patriot Act.

SECTION 3.08  Investment Company Status.  Neither the Borrower nor any other Loan Party is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

SECTION 3.09  Taxes.  The Borrower and each other Loan Party has timely (taking into account any valid extensions) filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such other Loan Party, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.10  ERISA.  No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect.  To the extent applicable, the present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of all such underfunded Plans, in each of such cases so as to cause a Material Adverse Effect.

SECTION 3.11  Disclosure.  As of the Effective Date, the Borrower has disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which the Borrower or any other Loan Party is subject, and all other matters known to any of them, that could, in each case, reasonably be expected to result in a Material Adverse Effect.  None of the reports, financial statements, certificates or other information furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or any other Loan Document or delivered hereunder or thereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, taken as a whole, in the light of the circumstances under which they were made, not misleading in any material respect; provided, however, that with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.  As of the Effective Date, the information included in the Beneficial Ownership Certification is true and correct in all respects.

SECTION 3.12  Subsidiaries.  As of the Effective Date, the Borrower has no Subsidiaries other than as set forth on Schedule 3.12 hereto.  The Borrower owns all of the Equity Interests in and to each Subsidiary listed on Schedule 3.12 hereto.

SECTION 3.13  Insurance.  As of the Effective Date, all premiums due in respect of all insurance maintained by the Borrower and each other Loan Party have been paid.

SECTION 3.14  Labor Matters.  As of the Effective Date, there are no strikes, lockouts or slowdowns against the Borrower or any other Loan Party pending or, to the knowledge of the

Borrower, threatened.  The hours worked by and payments made to employees of the Borrower and the other Loan Parties have not been in violation of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with such matters, except where such violation could not reasonably be expected to have a Material Adverse Effect.  All payments due from the Borrower or any other Loan Party, or for which any claim may be made against the Borrower or any other Loan Party, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of the Borrower or such other Loan Party, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.  The consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which the Borrower or any other Loan Party is bound, except where such right could not reasonably be expected to have a Material Adverse Effect.

SECTION 3.15  Solvency.  Immediately after the consummation of the Transactions to occur on the Effective Date and immediately following the making of each Loan and after giving effect to the application of the proceeds of such Loans, (a) the fair value of the assets of each Loan Party, at a fair valuation, will exceed its debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the property of each Loan Party will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) each Loan Party will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) each Loan Party will not have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted following the Effective Date.

SECTION 3.16  Material Property Subject to Security Documents.  The Collateral constitutes all of the real and material personal property owned by any Obligor (other than Excluded Assets).

SECTION 3.17  Property of Foreign Subsidiaries.  As of the Effective Date, the aggregate book value of the total assets owned by Foreign Subsidiaries of Borrower is no greater than 5% of the aggregate book value of the total assets owned by Borrower and all of its Subsidiaries.

SECTION 3.18  Property of Immaterial Subsidiaries.  As of the Effective Date, the aggregate of all revenues of the Immaterial Subsidiaries for the twelve month period ending on the last day of the most recently ended fiscal quarter of the Borrower did not exceed $100,000 and the aggregate value of assets owned by the Immaterial Subsidiaries as of the last day of such fiscal quarter did not exceed $250,000.

SECTION 3.19  Anti-Corruption Laws and Sanctions.  Each Loan Party has implemented and maintains in effect policies and procedures designed to ensure compliance by each Loan Party and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and each Loan Party and their respective officers and directors and, to the knowledge of the Borrower, any of their respective employees and  agents, are in compliance with

Anti-Corruption Laws and applicable Sanctions in all material respects.  None of (a) any Loan Party or any of their respective directors, officers or employees, or (b) to the knowledge of the Borrower, any agent of any Loan Party that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person.  No Borrowing or Letter of Credit, use of proceeds or Transaction will violate Anti-Corruption Laws or applicable Sanctions.

SECTION 3.20  EEA Financial Institution.  No Loan Party is an EEA Financial Institution.

ARTICLE IV

Conditions

SECTION 4.01  Effective Date.  This Agreement shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

(a)        The Administrative Agent (or its counsel) shall have received from each party hereto counterparts of this Agreement signed on behalf of such party.

(b)        The Administrative Agent (or its counsel) shall have received from Borrower an original of each Note signed on behalf of Borrower.

(c)        The Administrative Agent (or its counsel) shall have received from Borrower and from each other party to the Loan Documents (other than the Notes) either (i) counterparts of each applicable Loan Document signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of the applicable Loan Document) that such party has signed counterparts of such Loan Document.

(d)        The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of each Loan Party, the authorization of the Transactions and any other legal matters relating to the Loan Parties, the Loan Documents or the Transactions, all in form and substance satisfactory to the Administrative Agent and its counsel.

(e)        The Administrative Agent shall have received a certificate, dated the Effective Date and signed by an appropriate officer or other responsible party acceptable to Administrative Agent on behalf of Borrower, confirming compliance with the applicable conditions set forth in this Article IV.

(f)        The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all out of pocket expenses (including fees, charges and disbursements of counsel) required to be reimbursed or paid by any Loan Party hereunder or under any other Loan Document.

(g)        The Administrative Agent shall have received each of the following:

(i)       to the extent applicable, certificates representing all of the outstanding Equity Interests in each Subsidiary of Borrower as of the Effective Date (other than Equity Interests included in the Excluded Assets) and powers of attorney, endorsed in blank, with respect to such certificates;

(ii)      all documents and instruments, including Uniform Commercial Code financing statements, required by law or reasonably requested by the Administrative Agent to be filed, registered or recorded to create or perfect the Liens intended to be created under the Security Documents;

(iii)     executed agreements whereby each warehouseman, bailee, agent or processor which is an Affiliate of any Loan Party and which has possession of any property of the Borrower or any of its Subsidiaries has subordinated any Lien such warehouseman, bailee, agent or processor may claim therein and agreed to hold all such property for the Administrative Agent’s account subject to the Administrative Agent’s instruction and executed landlord waiver or subordination agreements, in form and substance satisfactory to the Administrative Agent, with respect to each leased location in respect of which the landlord is an Affiliate of any Loan Party; and

(iv)     the results of a search of the Uniform Commercial Code (or equivalent) filings made with respect to the Loan Parties in such jurisdictions as the Administrative Agent may require and copies of the financing statements (or similar documents) disclosed by such search and evidence reasonably satisfactory to the Administrative Agent that the Liens indicated by such financing statements (or similar documents) are permitted by Section 6.02 or have been released.

(h)        The Administrative Agent shall have received a written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of counsel for the Borrower and the other Obligors, in form and substance reasonably satisfactory to the Administrative Agent and its counsel, covering such other matters relating to the Obligors, the Loan Documents or the Transactions as the Required Lenders shall reasonably request.

(i)         The Administrative Agent shall have received evidence that the insurance required by Section 5.07 and the Security Documents is in effect.

(j)         The Administrative Agent shall have received evidence satisfactory to the Administrative Agent that the Borrower and each other Obligor shall have been released from all liabilities and obligations in respect of Indebtedness (other than the Obligations and other than liabilities and obligations expressly permitted under Section 6.01 hereof).

The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding.

SECTION 4.02  [Intentionally Left Blank].

SECTION 4.03  Each Credit Event.  The obligation of each Lender to make a Loan on the occasion of any Borrowing, and of the Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to receipt of the request therefor in accordance herewith and to the satisfaction or waiver of the following conditions:

(a)        The representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct in all material respects on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date).

(b)        At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing and there shall have occurred no event which would be reasonably likely to have a Material Adverse Effect.

Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in this Section.

ARTICLE V

Affirmative Covenants

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated, in each case, without any pending draw, and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:

SECTION 5.01  Financial Statements and Other Information.  The Borrower will furnish to the Administrative Agent:

(a)        within 90 days after the end of each fiscal year of the Borrower, (i) the audited consolidated balance sheet of Solaris Inc. and related statements of operations, shareholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by independent public accountants of recognized national standing (without a “going concern” or like qualification, commentary or exception and without any qualification, commentary or exception as to the scope of such audit), (ii) if, at any time, any Subsidiary of the Borrower is not a Wholly-Owned Subsidiary, the internally prepared consolidating balance sheet of Solaris Inc. and related statements of operations, shareholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, and (iii) a schedule prepared by the Borrower and certified by one of its Financial Officers showing any adjustments to the audited consolidated financial statements which are necessary to demonstrate the financial condition and results of operations of the Borrower and its consolidated Subsidiaries, to the effect that such consolidated financial statements together with such schedule present fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(b)        within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, (i) the consolidated and consolidating balance sheet of Solaris Inc. and related statements of operations, shareholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year and (ii) a schedule prepared by the Borrower showing any adjustments to the consolidated financial statements which are necessary to demonstrate the financial condition and results of operations of the Borrower and its consolidated Subsidiaries, all certified by one of the Borrower’s Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c)        concurrently with any delivery of financial statements under clauses (a) or (b) above, a Compliance Certificate of a Financial Officer of the Borrower, (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 5.13 and Section 6.13,  (iii) if the Asset Coverage Ratio is applicable, attaching thereto (A) a listing and aging of the Accounts of the Borrower and its Subsidiaries, prepared in reasonable detail and containing such information as Administrative Agent may reasonably request, and (B) a summary of the Inventory, Equipment and other fixed assets of the Borrower and its Subsidiaries, prepared in reasonable detail and containing such other information as Administrative Agent may reasonably request, and (iv) stating whether any change in GAAP or in the application thereof has occurred since the Effective Date and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

(d)        if, at any time, any Subsidiary of the Borrower is not a Wholly-Owned Subsidiary, then concurrently with any delivery of financial statements under clauses (a) or (b) above, a certificate of a Financial Officer of the Borrower setting forth consolidating spreadsheets that show all Subsidiaries that are not Wholly-Owned Subsidiaries and the eliminating entries applicable to the preparation of consolidating financial statements, in such form as would be presentable to the auditors of the Borrower;

(e)        within 60 days after the commencement of each fiscal year of the Borrower, a detailed consolidated budget for such fiscal year (including a projected consolidated balance sheet and related statements of projected operations and cash flow as of the end of and for such fiscal year and setting forth the assumptions used for purposes of preparing such budget, together with an analysis of current and projected market share and market conditions information) and, promptly when available, any significant revisions of such budget;

(f)        promptly upon request, all documentation and other information (including, without limitation, a Beneficial Ownership Certification) required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and the Beneficial Ownership Regulation;  and

(g)        promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any other Loan Party, or compliance with the terms of any Loan Document, as the Administrative Agent may reasonably request.

Documents required to be delivered pursuant to Section 5.01 may be delivered electronically and shall in any event be deemed to have been delivered for all purposes hereunder on the date on which such documents are posted on Solaris Inc.’s behalf on an internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a governmental, commercial, third-party website or whether sponsored by the Administrative Agent).  The Administrative Agent shall have no obligation to maintain copies of the documents referred to above, and each Lender shall be solely responsible for maintaining its copies of such documents.

SECTION 5.02  Notices of Material Events.  The Borrower will furnish to the Administrative Agent prompt written notice of the following:

(a)        the occurrence of any Default;

(b)        the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrower or any other Loan Party that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

(c)        any other development that results in, or would reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03  Information Regarding Borrower.

(a)        The Borrower will furnish to the Administrative Agent prompt written notice of any change (i) in any Obligor’s jurisdiction of organization, corporate name or in any trade name used to identify it in the conduct of its business or in the ownership of its properties, (ii) in the location of any Obligor’s chief executive office, its principal place of business, any office in which it maintains books or records relating to Collateral owned by it or any office or facility at which Collateral owned by it is located (including the establishment of any such new office or facility),

(iii) in any Loan Party’s identity or corporate structure or (iv) in any Obligor’s Federal Taxpayer Identification Number.  The Borrower agrees not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the Uniform Commercial Code or otherwise that are required in order for the Administrative Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral.  The Borrower also agrees promptly to notify the Administrative Agent if any material portion of the Collateral is damaged or destroyed.

(b)        After the Effective Date, Borrower will notify the Administrative Agent in writing promptly upon Borrower’s or any of its Wholly-Owned Subsidiaries’ (or Guarantors’) acquisition or ownership of any personal property (other than Excluded Assets) not already covered by the Security Documents (such acquisition or ownership being herein called an “Additional Collateral Event” and the property so acquired or owned being herein called “Additional Collateral”).  As soon as practicable and in any event within sixty (60) days (or such longer period of time as may be acceptable to the Administrative Agent in its sole discretion) after an Additional Collateral Event, Borrower shall (i) execute and deliver or cause to be executed and delivered Security Documents, in form and substance satisfactory to Administrative Agent, in favor of Administrative Agent and duly executed by Borrower or such Subsidiary, covering and affecting and granting a first-priority Lien upon the applicable Additional Collateral, and such other documents (including, without limitation, all items required by Administrative Agent in connection with the Security Documents executed prior to the initial Loans being made hereunder, such as surveys, environmental assessments, certificates, legal opinions, all in form and substance satisfactory to Administrative Agent) as may be reasonably requested by Administrative Agent in connection with the execution and delivery of such Security Documents; and (ii) deliver or cause to be delivered by such Subsidiaries of Borrower such other documents or certificates consistent with the terms of this Agreement and relating to the transactions contemplated hereby as Administrative Agent may reasonably request.

SECTION 5.04  Existence; Conduct of Business.  The Borrower will, and will cause each other Loan Party to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names material to the conduct of its business; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03.

SECTION 5.05  Payment of Obligations.  The Borrower will, and will cause each other Loan Party to, pay its Indebtedness and other obligations, including liabilities for all material Taxes, before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Borrower or such other Loan Party has set aside on its books adequate reserves with respect thereto in accordance with GAAP, (c) such contest effectively suspends collection of the contested obligation and the enforcement of any Lien securing such obligation and (d) the failure to make payment pending such contest would not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.06  Maintenance of Properties.  The Borrower will, and will cause each other Loan Party to, keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted.

SECTION 5.07  Insurance.  The Borrower will, and will cause each other Loan Party to, maintain, with financially sound and reputable insurance companies (a) insurance in such amounts (with no greater risk retention) and against such risks as are customarily maintained by companies of established repute engaged in the same or similar businesses operating in the same or similar locations and (b) all insurance required to be maintained pursuant to the Security Documents.  The Borrower will furnish to the Lenders, upon request of the Administrative Agent, information in reasonable detail as to the insurance so maintained.

SECTION 5.08  Casualty and Condemnation.  The Borrower will furnish to the Administrative Agent prompt written notice of any casualty or other insured damage to any material portion of the Collateral or the commencement of any legal action or proceeding for the taking of any Collateral or any part thereof or interest therein under power of eminent domain or by condemnation or similar legal proceeding.

SECTION 5.09  Books and Records; Inspection Rights.

(a)        The Borrower will, and will cause each other Loan Party to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities.  The Borrower will, and will cause each other Loan Party to, permit any representatives designated by the Administrative Agent, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested.

(b)        The Borrower will, and will cause each other Loan Party to, permit any representatives designated by Administrative Agent (including any consultants, accountants, lawyers and appraisers retained by Administrative Agent) to conduct Field Audits.  The Borrower shall pay the reasonable fees and expenses of any representatives retained by Administrative Agent to conduct any such Field Audits; but the Borrower shall not, unless an Event of Default has occurred and is continuing, be required to pay such fees and expenses for more than one Field Audit during any calendar year.

SECTION 5.10  Compliance with Laws.  The Borrower will, and will cause each other Loan Party to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect.  The Borrower will maintain in effect and enforce, and cause each other Loan Party to maintain in effect and enforce, policies and procedures designed to ensure compliance by the applicable Loan Party and their respective directors, officers, employees and agents with  Anti-Corruption Laws and applicable Sanctions.

SECTION 5.11  Use of Proceeds and Letters of Credit.  Letters of Credit and the proceeds of the Loans will be used only for general working capital purposes and other general corporate purposes. No part of the proceeds of any Loan or any Letter of Credit will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X.  If requested by the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form U-1 or such other form referred to in Regulations T, U, or X of the Board, as the case may be.

SECTION 5.12  Further Assurances.  The Borrower will, and will cause each other Loan Party to, execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents), which may be required under any applicable law, or which the Administrative Agent or the Required Lenders may reasonably request, to effectuate the transactions contemplated by the Loan Documents or to grant, preserve, protect or perfect the Liens created or intended to be created by the Security Documents or the validity or priority of any such Lien, all at the expense of the Loan Parties.  The Borrower also agrees to provide to the Administrative Agent, from time to time upon reasonable request by the Administrative Agent, evidence reasonably satisfactory to the Administrative Agent as to the perfection and priority of the Liens created or intended to be created by the Security Documents.

SECTION 5.13  Financial Covenants.  The Borrower will maintain:

(a)        Interest Coverage Ratio –an Interest Coverage Ratio of not less than 2.75 to 1.00 as of the end of any fiscal quarter of Solaris Inc., beginning with the fiscal quarter ending June 30, 2019.

(b)        Total Leverage Ratio – a Total Leverage Ratio of not greater than 2.50 to 1.00 as of the end of any fiscal quarter of Solaris Inc. beginning with the fiscal quarter ending June 30, 2019.

(c)        Asset Coverage Ratio – an Asset Coverage Ratio of not less than 1.00 to 1.00 as of the end of any fiscal quarter of Solaris Inc., beginning with the fiscal quarter ending June 30, 2019, provided that such minimum Asset Coverage Ratio shall only apply if the Total Leverage Ratio at the end of such fiscal quarter is greater than 2.00 to 1.00 and the Total Revolving Exposure at any time during such fiscal quarter was greater than $3,000,000.

SECTION 5.14  [Intentionally Left Blank.]

SECTION 5.15  Accuracy of Information.  The Borrower will ensure that any information, including financial statements or other documents (but excluding any financial projections), furnished to the Administrative Agent or the Lenders in connection with this Agreement or any amendment or modification hereof or waiver hereunder contains no material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, and the furnishing of such information shall be deemed to be a representation and warranty by the Borrower on the date thereof as to the matters specified in this Section; provided however, that, notwithstanding the foregoing, with respect to projected financial information, the Borrower will ensure that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

SECTION 5.16  [Intentionally Left Blank].

SECTION 5.17  Post Closing Obligations.  The Borrower shall use, and cause each of its Subsidiaries that are Guarantors to use, its commercially reasonable efforts to obtain and deliver to the Administrative Agent (within 120 days after the date hereof with respect to existing locations as of the date hereof and within 30 days of the establishment of any new locations established after the date hereof) (i) an executed agreement, in form and substance reasonably acceptable to the Administrative Agent, whereby each warehouseman, bailee, agent or processor (other than locations described in Section 4.01(g)(iii)) which has possession of any Collateral of the Borrower or any of its Subsidiaries that are Guarantors with a fair market value in excess of $250,000 has subordinated any Lien such warehouseman, bailee, agent or processor may claim therein and has agreed to hold all such Collateral for the Administrative Agent’s account subject to the Administrative Agent’s instruction and (ii) a landlord subordination or waiver agreement, in form and substance reasonably satisfactory to the Administrative Agent, with respect to each leased location (other than locations described in Section 4.01(g)(iii)) where Collateral which is subject to a Security Agreement having an average quarterly value (measured as of the quarter most recently ended) greater than or equal to $250,000 is maintained.

ARTICLE VI

Negative Covenants

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and all Letters of Credit have expired or terminated, in each case, without any pending draw, and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:

SECTION 6.01  Indebtedness.  The Borrower will not, and will not permit any other Loan Party to, create, incur, assume or permit to exist any Indebtedness, except

(a)        Indebtedness created under the Loan Documents;

(b)        Indebtedness existing on the date hereof and set forth in Schedule 6.01 and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof by more than a reasonable premium or other reasonable  amount of fees and expenses incurred in connection with such extension, renewal or replacement; provided that, no Loan Party shall be obligated thereunder, either as a borrower or guarantor, unless such Loan Party was obligated thereunder on the date hereof;

(c)        (i) Indebtedness of any Obligor to any other Obligor; and (ii) Indebtedness of any Domestic Subsidiary that is not an Obligor to any Obligor to the extent such investment is permitted under Section 6.04;

(d)        Guarantees of Indebtedness permitted under this Section 6.01 subject to the same restrictions that would otherwise apply to such Indebtedness;

(e)        Capital Lease Obligations or purchase money Indebtedness in an aggregate amount not exceeding, at any one time outstanding, $3,000,000;

(f)        exposure resulting from any Swap Agreement permitted under Section 6.07 hereof;

(g)        unsecured Subordinated Debt;

(h)        other unsecured Indebtedness; provided that (A) no Default shall have occurred and be continuing at the time such Indebtedness is incurred, (B) such Indebtedness does not require any prepayments, repayments, defeasance or redemption of any principal amount thereof other than at scheduled maturity thereof and mandatory prepayments or puts triggered upon a change in control, sale of all or substantially all assets and certain asset sales, in each case, which are customary with respect to such type of Indebtedness, (C)   both before and after the incurrence of such Indebtedness, the Borrower is in pro forma compliance with the financial covenants in Section 5.13 as of the most recent fiscal quarter end for which financial statements have been delivered to the Administrative Agent, (D) both before and after the incurrence of such Indebtedness, Liquidity is greater than 15% of the aggregate Commitments, (E) such Indebtedness shall not have a stated maturity date that is earlier than six months after the Revolving Maturity Date (as in effect at the time such Indebtedness was incurred), (F) the agreement governing such Indebtedness shall not contain maintenance financial covenants or other terms and conditions, taken as a whole, that are materially more restrictive on the Borrower and its Subsidiaries, taken as a whole, then the terms set forth in this Agreement, (G) the terms and conditions of such Indebtedness are no more restrictive taken as a whole on the Borrower and its Subsidiaries than the then available market terms and conditions for comparable issuers and issuances, and (H) no Loan Party shall be obligated thereunder, either as a borrower or a guarantor, unless such Loan Party is also an Obligor; and

(i)         Indebtedness arising from the financing of any insurance premium of any Loan Party in the ordinary course of business, so long as (i) such Indebtedness shall not be in excess of the amount of the unpaid cost of, and shall be incurred only to defer the cost of, such insurance for the underlying term of such insurance policy, (ii) any unpaid amount of such Indebtedness is fully cancelled upon termination of the underlying insurance policy, and (iii) the aggregate principal amount of Indebtedness at any time outstanding pursuant to this clause shall not exceed $3,000,000.

SECTION 6.02  Liens.  The Borrower will not, and will not permit any other Loan Party to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including Accounts receivable) or rights in respect of any thereof, except:

(i)       Liens created under the Loan Documents and Liens securing obligations owed to one or more of the Lenders or Affiliates thereof (but not to any Person which is not, at the time such obligations are incurred, a Lender or an Affiliate thereof) under a Swap Agreement or under an agreement governing Banking Services;

(ii)      any Lien on any property or asset of the Borrower or any other Loan Party existing on the date hereof and set forth in Schedule 6.02 and any renewals and extensions thereof that do not increase the outstanding principal amount secured or the properties or assets covered;

(iii)     Liens created pursuant to Capital Lease Obligations or purchase money Indebtedness permitted pursuant to this Agreement; provided that such Liens are only in respect of the property or assets (and proceeds, including insurance proceeds with respect thereto) subject to, and secure only, the respective Capital Lease Obligations or purchase money Indebtedness;

(iv)     Liens securing Indebtedness permitted under Section 6.01(f) hereof; provided that the amount of Indebtedness outstanding at any one time pursuant to this section (iv) shall not exceed $500,000;

(v)      Liens securing Indebtedness permitted under Section 6.01(i) hereof; provided that such Liens shall encumber only the insurance proceeds of the insurance financed thereby;

(vi)     Liens deemed to arise in connection with investments permitted under Section 6.04; and

(vii)    Permitted Encumbrances.

SECTION 6.03  Fundamental Changes.

(a)        The Borrower will not, nor will it permit any other Loan Party to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, except that (i) any Subsidiary may merge into Borrower in a transaction in which Borrower is the surviving Person, (ii) any Subsidiary may merge into any Domestic Subsidiary in a transaction in which the surviving entity is a Domestic Subsidiary and any Foreign Subsidiary of Borrower may merge into any other Foreign Subsidiary; provided that, if an Obligor is involved, an Obligor must be the surviving entity, (iii) any Subsidiary may liquidate or dissolve if Borrower determines in good faith that such liquidation or dissolution is in the best interests of Borrower and is not materially disadvantageous to the Lenders and if such Subsidiary is a Domestic Subsidiary, its assets are transferred to Borrower or a Domestic Subsidiary; provided that, if such Subsidiary is a Guarantor, its assets must be transferred to an Obligor, and (iv)

Borrower or any Subsidiary may give effect to a merger or consolidation the purpose of which is to effect an investment, disposition or Acquisition permitted under Article VI so long as Borrower continues in existence and the surviving entity is a Domestic Subsidiary; provided that, if a Subsidiary that is an Obligor is involved then the surviving entity must be an Obligor.

(b)        The Borrower will not, and will not permit any other Loan Party to, engage to any material extent in any business other than businesses of the type conducted by the Borrower and the other Loan Parties on the date of execution of this Agreement and businesses reasonably related thereto.

SECTION 6.04  Investments, Loans, Advances, Guarantees and Acquisitions.  The Borrower will not, and will not permit any other Loan Party to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a Wholly-Owned Subsidiary of Borrower or that is a Foreign Subsidiary prior to such merger) any Equity Interests in or evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit, except:

(a)        investments and loans and advances existing on the date hereof and set forth on Schedule 6.04;

(b)        Permitted Investments;

(c)        [reserved];

(d)        loans or advances by the Borrower or any of its Subsidiaries to their respective employees, directors, managers, officers, agents, customers, or suppliers in the ordinary course of business, not to exceed $500,000 in the aggregate at any one time outstanding;

(e)        Accounts receivable owned by the Borrower or any of its Subsidiaries, if created in the ordinary course of business and payable or dischargeable in accordance with customary trade terms;

(f)        (i) Guarantees of the obligations (other than Indebtedness) of any Domestic Subsidiary that is not a Wholly-Owned Subsidiary by any other Domestic Subsidiary that is not a Wholly-Owned Subsidiary, and (ii) Guarantees of the obligations (other than Indebtedness) of an Obligor by any other Obligor; provided that a Guarantor shall not Guarantee any Subordinated Debt;

(g)        investments (i) received in connection with the bankruptcy or reorganization of, or settlement of delinquent Accounts and disputes with, customers and suppliers, in each case in the ordinary course of business or (ii) received in settlement of debts created in the ordinary course of business and owing to Borrower or any Subsidiary or in satisfaction of judgments;

(h)        investments (i) by any Obligor in any other Obligor, (ii) by any Domestic Subsidiary of Borrower that is not an Obligor or the Borrower in any other Domestic Subsidiary of the Borrower that is not an Obligor, (ii)  by any Foreign Subsidiary of Borrower in any other Foreign Subsidiary of Borrower, or (iii) by Borrower or any Domestic Subsidiary in Foreign Subsidiaries in an aggregate amount not exceeding the sum of $500,000 plus the amount of equity contributions made to Borrower that are used to fund such investments; and

(i)         investments in the form of Acquisitions permitted pursuant to Section 6.18;

(j)         any reinvestment of the proceeds of any involuntary disposition or of any disposition, in each case, so long as such reinvestment is permitted by the terms hereof;

(k)        (i) investments in assets useful in the business of any Obligor using the proceeds of any disposition made by an Obligor permitted by Section 6.05, and (ii) investments in assets useful in the business of any Loan Party that is not an Obligor using the proceeds of any disposition made by any Loan Party that is not an Obligor permitted by Section 6.05,

(l)         investments in Canadian Foreign Subsidiaries of the Borrower, by way of the conveyance of equipment, in an aggregate amount not to exceed fifteen percent (15%) of the book value of the proppant management systems and related equipment shown on the financial statements most recently delivered pursuant to Section 5.01 hereof;

(m)       other investments (in the form of cash or other assets) in an aggregate amount not to exceed $30,000,000 at any one time outstanding; provided that (i) before and after giving effect to such investment, no Default or Event of Default shall have occurred and be continuing, and (ii) the Borrower shall be in pro forma compliance with the financial covenants in Section 5.13 as of the immediately preceding fiscal quarter end for which financial statements are available; and

(n)        investment in the form of an acquisition (in one transaction or as the most recent transaction in a series of transactions) of the Equity Interest in any Person that does not otherwise constitute an Acquisition so long as each of the following conditions are met: (i) before and after giving effect to such investment, no Default or Event of Default shall have occurred and is continuing, (ii)  such acquisition shall be funded solely with (A) proceeds resulting from the issuance of common Equity Interests of the Borrower or Solaris Inc. or cash capital contributions on account of common Equity Interests of the Borrower or Solaris Inc. or (B) Equity Interests of the Borrower or Solaris Inc., and (iii) if such investment is made by a Subsidiary that is not a Wholly-Owned Subsidiary, then any proceeds resulting from the issuance of common Equity Interests of the Borrower or Solaris Inc. or cash capital contributions on account of common Equity Interests of the Borrower or Solaris Inc. that are contributed to such Subsidiary to make such investment shall be permitted under Section 6.04(m) above.

SECTION 6.05  Asset Sales.  The Borrower will not, and will not permit any other Loan Party to, sell, transfer, lease or otherwise dispose of any asset, including any Equity Interest owned by it, nor will the Borrower permit any of its Subsidiaries to issue any additional Equity Interest in such Subsidiary, except:

(a)        sales of Inventory, used, obsolete, worn out, worthless or surplus equipment, and cash equivalents  in the ordinary course of business;

(b)        (i) sales, transfers and dispositions solely between or among Obligors and (ii) sales, transfers and dispositions solely between or among Loan Parties that are not Obligors;

(c)        dispositions not otherwise permitted hereunder which are made for fair market value provided, that (i) at the time of any such disposition, no Event of Default shall exist or shall result from such disposition and (ii) the aggregate fair market value in any fiscal year of Borrower of all assets so sold by the Borrower or any of its Subsidiaries pursuant to this clause (c) shall not exceed 7.5% of the Consolidated Net Tangible Assets determined as of the last day of the immediately preceding fiscal year;

(d)        dispositions made by any Immaterial Subsidiary or any Foreign Subsidiary;

(e)        dispositions in connection with an investment permitted by Section 6.04; provided that, after giving effect to any applicable conveyance of equipment to Canadian Foreign Subsidiaries of the Borrower pursuant to Section 6.04(l), at least 85 mobile proppant silo systems and 29 sets of three flipper silo transport trailers will remain in the US;

(f)        dispositions in connection with transactions permitted under Section 6.06;

(g)        dispositions of Accounts, in the ordinary course of business, (i) in a true sale transaction effected in connection with the final collection thereof or (ii) in connection with the compromise or settlement thereof;

(h)        dispositions resulting from any casualty or other insured damage to, or any taking under the power of eminent domain or by condemnation or similar proceeding of, any property or asset of the Loan Parties;

(i)         dispositions of property made or deemed made solely because of the creation of Liens permitted under Section 6.02; and

(j)         leases, subleases, licenses or sublicenses, in each case in the ordinary course of business and which do not materially interfere with the business of the Loan Parties.

provided that all sales, transfers, leases and other dispositions permitted hereby (other than those permitted by clauses (b),  (e), (i), and (j) above) shall be made for fair value and solely for cash consideration.

SECTION 6.06  Sale and Leaseback Transactions.  The Borrower will not, and will not permit any other Loan Party to, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereinafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred.

SECTION 6.07  Swap Agreements.  The Borrower will not, and will not permit any other Loan Party to, enter into any Swap Agreement, other than Swap Agreements entered into in the ordinary course of business to hedge or mitigate risks to which the Borrower or any other Loan Party is exposed in the conduct of its business or the management of its liabilities.

SECTION 6.08  Restricted Payments.  The Borrower will not, nor will it permit any other Loan Party to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except:

(i)         the Borrower may declare and pay dividends with respect to its Equity Interests payable solely in additional shares of its Equity Interests,

(ii)       Subsidiaries of Borrower may declare and pay dividends ratably with respect to their Equity Interests,

(iii)      the Borrower may pay Permitted Tax Distributions and Subsidiaries of the Borrower may make cash dividends to the Borrower for purposes of the Borrower making such Permitted Tax Distributions except that such Permitted Tax Distributions attributable to any Non-Guarantor Subsidiary shall only be permitted to be made by the Borrower to the extent the Borrower has received cash dividends during such period from such Non-Guarantor Subsidiary to fund such Permitted Tax Distribution,

(iv)       so long as, both at the time of, and immediately after effect has been given to, such proposed action, no Default or Event of Default shall have occurred and be continuing:

(w)       Borrower may make distributions to Solaris Inc. to be used to pay operating expenses of Solaris Inc. to the extent incurred in the ordinary course of business, together with other corporate overhead costs and expenses (including legal, administrative, accounting and similar expenses and franchise Taxes and other fees, Taxes and expenses required to maintain the corporate existence of Solaris Inc.), which are reasonable and customary,

(x)        the Borrower may make Restricted Payments pursuant to and in accordance with stock option plans or other benefit plans for management, directors or employees of the Borrower or Solaris Inc.,

(y)        the Borrower may make Restricted Payments, including, without limitation, to purchase, redeem, retire, or otherwise acquire its Equity Interests, to the extent such Restricted Payments are made from the substantially concurrent receipt by the Borrower of capital contributions or the substantially concurrent issuance of new Equity Interests of the Borrower,

(z)        the Borrower may make repurchases, redemptions or exchanges of Equity Interests of the Borrower or Solaris Inc. deemed to occur upon exercise of stock options or exchange of exchangeable shares if such Equity Interests represent a portion of the exercise price of such options and may make repurchases, redemptions or other acquisitions or retirements for value of Equity Interests of the Borrower or Solaris Inc. made in lieu of withholding Taxes in connection with any exercise or exchange of stock options, warrants or other similar rights, and

(v)        the Borrower may declare and pay Restricted Payments in addition to the dividends permitted by the foregoing provisions so long as, both at the time of, and immediately after effect has been given to, such proposed action, (w) no Default or Event of Default shall have occurred and be continuing, and (x) (A)  the pro forma Total Leverage Ratio is equal to or less than 2.00 to 1.00 and (B)  Liquidity is greater than 15% of the aggregate Commitments or (y) the Total Revolving Exposure is equal to $0.

SECTION 6.09  Transactions with Affiliates.  The Borrower will not, nor will it permit any other Loan Party to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) transactions in the ordinary course of business that are at prices and on terms and conditions not less favorable to the Borrower or such other Loan Party than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among Obligors not involving any other Affiliate and (c) any Restricted Payment permitted by Section 6.08 and other intercompany transactions expressly permitted by this Agreement.

SECTION 6.10  Restrictive Agreements.  The Borrower will not, nor will it permit any  other Loan Party to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of the Borrower or any other Loan Party to create, incur or permit to exist any Lien upon any of its property or assets, or (b) the ability of any Subsidiary of Borrower to pay dividends or other distributions with respect to any of its Equity Interests or to make or repay loans or advances to the Borrower or any other Subsidiary of Borrower or to Guarantee Indebtedness of the Borrower or any of its Subsidiaries; provided that the foregoing shall not apply to  (i) restrictions and conditions imposed by law or by any Loan Document or any permitted refinancing thereof (ii) customary restrictions and conditions in agreements relating to the sale of an asset or a Subsidiary which sale is otherwise permitted hereunder (iii) customary restrictions and provisions in joint venture agreements and other similar agreements applicable to joint ventures to the extent such joint ventures are permitted hereunder, (iv) customary provisions in commercial agreements arising in the ordinary course of business and restricting leases, subleases, licenses, or sublicenses, (v) customary restrictions and conditions contained in any agreement relating to any agreement that is permitted under Section 6.01,  Section 6.02,  Section 6.05, or is otherwise permitted by this Agreement, or (vi) restrictions or conditions in agreements already in existence as of the Effective

Date and disclosed to the Administrative Agent in writing and any renewal, extension, or replacement thereof.

SECTION 6.11  Amendment of Material Documents.  The Borrower will not, nor will it permit any other Loan Party to, amend, modify or waive any of its rights under (a) any Subordinated Debt Document, or (b) without the prior written consent of the Administrative Agent, the Tax Receivable Agreement or its organizational documents, in each case under this clause (b), in any manner adverse to the Lenders.

SECTION 6.12  Additional Subsidiaries.  The Borrower will not, and will not permit any other Loan Party to, form or acquire any Subsidiary after the Effective Date except that Borrower or any of its Subsidiaries may form, create or acquire a Subsidiary so long as (a) immediately thereafter and giving effect thereto, no event will occur and be continuing which constitutes a Default; (b) each Wholly-Owned Subsidiary (and, where applicable, Borrower) shall execute and deliver a Guaranty (or, at the option of Administrative Agent, a joinder to the Guaranty executed concurrently herewith) and such Security Documents as the Administrative Agent may reasonably require to effectuate the provisions of this Agreement regarding Collateral to be covered by the Security Documents (provided that no Immaterial Subsidiary or Foreign Subsidiary or Foreign Subsidiary Holdco shall be required to execute and deliver such a Guaranty or such Security Documents and no Domestic Subsidiary shall be required to execute and deliver such a Guaranty or such Security Documents if such documents require the guaranty of the Obligations by, or the pledging of more than 65% of the total outstanding voting Equity Interests of, any Foreign Subsidiary or any Foreign Subsidiary Holdco), and (c) Administrative Agent is given prior notice of such formation, creation or acquisition.  Borrower shall not permit any Foreign Subsidiary to form, create or acquire a Domestic Subsidiary.  If an Immaterial Subsidiary shall cease on any date to satisfy the conditions for qualification as an Immaterial Subsidiary, such Subsidiary shall be required to comply with the provisions of this Section as if it had been newly formed or acquired on such date.

SECTION 6.13  Capital Expenditures.  The Borrower will not, and will not permit any of its Subsidiaries to, permit the aggregate amount of all Capital Expenditures (excluding an amount equal to the proceeds of equity contributions (other than Disqualified Stock)  made to Borrower that are used to fund such Capital Expenditures and any Capital Expenditures financed with the asset sales proceeds, insurance or condemnation proceeds, asset trade-ins or exchanges or funded as part of an Acquisition permitted pursuant to Section 6.18) for Borrower and its Subsidiaries during any fiscal year of the Borrower (the “Test Fiscal Year”) to exceed $100,000,000 plus any unused availability for Capital Expenditures from the immediately preceding fiscal year (but not from any earlier year), it being understood that in any applicable fiscal year unused availability from the immediately preceding fiscal year shall be reduced first as Capital Expenditures are made; provided that, the foregoing limitation in this Section 6.13 shall apply to a Test Fiscal Year only if the daily average of the Total Revolving Exposure for a period of 180 consecutive days in such Test Fiscal Year is greater than $5,000,000.

SECTION 6.14  Prepayment of Certain Indebtedness.  No Loan Party shall, nor shall it permit any of its Subsidiaries to, prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner, or make any payment in violation of the subordination terms of, any Indebtedness except:

(a)        the prepayment of the Obligations in accordance with the terms of this Agreement,

(b)        regularly scheduled or required prepayments, repayments or redemptions of Indebtedness permitted under Section 6.01 (other than Subordinated Debt and Indebtedness permitted under Section 6.01(h) and Guarantees of the foregoing) and refinancings and refundings of such Indebtedness so long as such refinancings and refundings would otherwise comply with Section 6.01,

(c)        so long as no Event of Default exists or would result therefrom, other prepayments of Indebtedness permitted under Section 6.01 not described in the immediately preceding clauses (a) and (b), but specifically excluding any prepayments, redemptions, purchases, defeasance, or other satisfaction of Subordinated Debt and Indebtedness permitted under Section 6.01(h) and Guarantees of the foregoing,

(d)        the prepayment, redemption, purchase, defeasance or other satisfaction of intercompany Indebtedness permitted under Section 6.01 solely between and among Obligors subject to any subordination provisions in the Guaranty,

(e)        the prepayment, redemption, purchase, defeasance or other satisfaction of intercompany Indebtedness permitted under Section 6.01 solely between and among Loan Parties that are not Obligors,

(f)        the prepayment, redemption, purchase, defeasance or other satisfaction of intercompany Indebtedness permitted under Section 6.01 owing by any Loan Party that is not an Obligor to an Obligor, and

(g)        so long as (i) no Event of Default exists or would result therefrom and (ii) Total Revolving Exposure both before and after any payment is equal to $0, the prepayment, redemption, purchase, defeasance or other satisfaction of Indebtedness permitted under Section 6.01(h).

No Loan Party shall, nor shall it permit any of its Subsidiaries to, make any payments of principal or interest with respect to Subordinated Debt, except to the extent permitted under the subordination terms set forth in the Subordinated Debt Documents.

SECTION 6.15  Property of Foreign Subsidiaries.  Borrower will not permit the aggregate book value of the total assets owned by Foreign Subsidiaries of Borrower to exceed 10% of the aggregate book value of the total assets owned by Borrower and all of its Subsidiaries.

SECTION 6.16  Property of Immaterial Subsidiaries.  Borrower will not permit the aggregate of all revenues of the Immaterial Subsidiaries for any twelve month period ending on the last day of any fiscal quarter of the Borrower to exceed $100,000 and will not permit the aggregate value of assets owned by the Immaterial Subsidiaries to exceed $250,000, unless the assets of an Immaterial Subsidiary are pledged, on terms reasonably satisfactory to the Administrative Agent, to secure the Obligations and such Immaterial Subsidiary shall execute a Guaranty of the Obligations, on terms reasonably satisfactory to the Administrative Agent (whereupon such Subsidiary shall no longer be deemed an Immaterial Subsidiary), within 45 calendar days after Borrower discovers the existence of such excess.

SECTION 6.17  Anti-Corruption Laws and Sanctions.  The Borrower will not request any Borrowing or Letter of Credit, and the Borrower shall not use, and shall not permit any other Loan Party or any of its or their respective directors, officers, employees and agents to use, the proceeds of any Borrowing or Letter of Credit (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, to the extent such activities, business or transaction would be prohibited by Sanctions if conducted by a corporation incorporated in the United States, or (C) in any manner that would result in the violation of  any Sanctions applicable to any party hereto.

SECTION 6.18  Acquisitions.  None of the Loan Parties will consummate any Acquisition without the prior written consent of the Required Lenders except for:

(a)        any Acquisition to the extent funded with (i) proceeds resulting from the issuance of common Equity Interests of the Borrower or Solaris Inc. or cash capital contributions on account of common Equity Interests of the Borrower or Solaris Inc. or (ii) Equity Interests the Borrower or Solaris Inc. so long as such Acquisition satisfies the following conditions precedent:

(i)       immediately before and immediately after giving effect to any Acquisition, no Default or Event of Default shall have occurred and be continuing;

(ii)      all applicable requirements of Sections 5.03(b) and 6.12 shall have been satisfied;

(iii)     Administrative Agent shall have received a copy of the fully executed acquisition agreement and all amendments thereto (each, as amended, an “Acquisition Agreement”), relating to the Acquisition;

(iv)     Administrative Agent shall have received copies of the material documents evidencing the closing of the transactions contemplated by such Acquisition Agreement;

(v)      Borrower shall deliver (or cause to be delivered) to the Administrative Agent evidence reasonably satisfactory to the Administrative Agent that all consents and approvals required to be obtained from any Governmental Authority or other Person in connection with the applicable Acquisition shall have been obtained, and all applicable waiting periods and appeal periods shall have expired, in each case without the imposition of any burdensome conditions; and

(vi)     if such Acquisition is made by a Subsidiary that is not a Wholly-Owned Subsidiary, then any proceeds resulting from the issuance of common Equity Interests of the Borrower or Solaris Inc. or cash capital contributions on account of common Equity Interests of the Borrower or Solaris Inc. that are contributed to such Subsidiary to make such Acquisition is permitted under Section 6.04(m); and

(b)        any Acquisition not permitted under clause (a) above so long such Acquisition satisfies the following conditions precedent:

(i)       immediately before and immediately after giving effect to any Acquisition, no Default or Event of Default shall have occurred and be continuing;

(ii)      the Administrative Agent shall have received reasonably satisfactory evidence that immediately after giving effect to such purchase or other acquisition, the Total Leverage Ratio (on a Pro Forma Basis) is equal to or less than 2.00 to 1.00;

(iii)     all applicable requirements of Sections 5.03(b) and 6.12 shall have been satisfied;

(iv)     both before and after an Acquisition, Liquidity is greater than 20% of the aggregate Commitments;

(v)      Administrative Agent shall have received such other documents as may be reasonably requested by the Administrative Agent in connection with such Acquisition;

(vi)     Administrative Agent shall have received a copy of the fully executed acquisition agreement and all amendments thereto (each, as amended, an “Acquisition Agreement”), relating to the Acquisition;

(vii)    Administrative Agent shall have received copies of the material documents evidencing the closing of the transactions contemplated by such Acquisition Agreement; and

(viii)   Borrower shall deliver (or cause to be delivered) to the Administrative Agent evidence reasonably satisfactory to the Administrative Agent that all consents and approvals required to be obtained from any Governmental Authority or other Person in connection with the applicable Acquisition shall have been obtained, and all applicable waiting periods and appeal periods shall have expired, in each case without the imposition of any burdensome conditions.

SECTION 6.19  Solaris Inc. Assets and Indebtedness.  Borrower shall at all times be and remain a consolidated subsidiary of Solaris Inc. under GAAP.  If on any date Solaris Inc. shall hold any material assets, become liable for any material obligations, engage in any trade or business or conduct any business activity, other than:

(a)        the maintenance of its legal existence in compliance with applicable law,

(b)        the issuance of its Equity Interests to its shareholders,

(c)        the making of dividends or distributions on its Equity Interests,

(d)        the ownership of the Equity Interests of Borrower,

(e)        the filing of registration statements, and compliance with applicable reporting and other obligations, under federal, state or other securities laws,

(f)        the performance of obligations under and compliance with its organizational documents, or any applicable law, ordinance, regulation, rule, order, judgment, decree or permit, including as a result of or in connection with the activities of its Subsidiaries, or the customary conduct of the activities of a publically traded holding company,

(g)        the incurrence and payment of its operating and business expenses and any Taxes for which it may be liable,

(h)        the execution and delivery of any Loan Documents to which it is a party and the performance of its obligations thereunder (and the acknowledgment of any related intercreditor agreement),

(i)         the making of payments under the Tax Receivables Agreement (and the compliance with other obligations thereunder), and

(j)         the management and payment for legal, tax and accounting matters in connection with any of the foregoing,

then, in such event, each of the references to “Solaris Inc.” in this Agreement (other than in (a) the definitions of Change in Control, Permitted Tax Distribution, Solaris Inc. and Tax Receivables Agreement, (b) Section 6.08(iv), (c) Section 7.02 and (d) this Section) shall thereafter be deemed to mean the Borrower (without any necessity for amendment of this Agreement), with the result, among other things, that the annual audited financial statements required under Section 5.01(a) shall be prepared for the Borrower rather than for Solaris Inc. and all financial covenants set forth herein shall be determined at the Borrower level.

ARTICLE VII

Events of Default

SECTION 7.01  Events of Default.  If any of the following events (“Events of Default”) shall occur:

(a)        the Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b)        the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three (3) Business Days;

(c)        any representation or warranty made or deemed made by or on behalf of the Borrower or any other Loan Party in or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made;

(d)        the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Sections 5.02,  5.03(b),  5.07,  5.11,  5.13 or 5.16 or in Article VI;

(e)        any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in any Loan Document (other than those specified in clauses (a),  (b) or (d) of this Article), and such failure shall continue unremedied for a period of 20 days after the earlier of (i) the Borrower becoming aware of such failure and (ii) written notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of the Required Lenders);

(f)        any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity;

(g)        an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any other Loan Party or their debts, or of a substantial part of their assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any other Loan Party or for a substantial part of their assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(h)        the Borrower or any other Loan Party shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii)

consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (g) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any other Loan Party or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(i)         the Borrower or any other Loan Party shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(j)         one or more judgments for the payment of money in an aggregate amount in excess of $500,000 (exclusive of amounts covered by insurance) shall be rendered against the Borrower or any other Loan Party and the same shall remain undischarged for a period of sixty (60) consecutive days during which execution shall not be effectively stayed or is not otherwise being paid in accordance with its terms (to the extent such execution is effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or any other Loan Party to enforce any such judgment;

(k)        an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

(l)         any Lien purported to be created under any Security Document shall cease to be a valid and perfected Lien on any Collateral, with the priority required by the applicable Security Document, except as a result of the sale or other disposition of the applicable Collateral in a transaction permitted under the Loan Documents, and the same shall not be fully cured within 30 days after notice thereof to the Borrower by the Administrative Agent, or any Lien purported to be created under any Security Document shall be asserted by any Loan Party not to be a valid and perfected Lien on any Collateral, with the priority required by the applicable Security Document, except as a result of the sale or other disposition of the applicable Collateral in a transaction permitted under the Loan Documents;

(m)       a Change in Control shall occur;

(n)        the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.01 and such failure shall continue unremedied for a period of 20 days;

then, and in every such event (other than an event described in clauses (g) or (h) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take any or all of the following actions, at the same or different times:  (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the

Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become  due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower, and (iii) require cash collateral for the LC Exposure in accordance with Section 2.04(j) hereof; and in case of any event described in clauses (g) or (h) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding and cash collateral for the LC Exposure, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

SECTION 7.02  Financial Covenant Cure.

(a)        Notwithstanding anything to the contrary contained in Section 7.01, in the event of any Event of Default with respect to the covenants set forth in Section 5.13 for any applicable period (a “Financial Covenant Default”), and until the expiration of the tenth (10th) Business Day after the date on which financial statements are required to be delivered for such period pursuant to Section 5.01(a) or (b) and the corresponding Compliance Certificate to be delivered pursuant to Section 5.01(c) with respect to the applicable fiscal quarterly period hereunder, the Borrower may (in accordance with applicable law) sell or issue common Equity Interests to Solaris, Inc., or to any Person that is not a Loan Party (to the extent such transaction would not result in a Change in Control) or otherwise obtain cash capital contributions on account of common Equity Interests and, in either case, apply the proceeds of such issuance of Equity Interests to increase EBITDA (such application, a “Covenant Cure Payment”); provided that (i) the proceeds of such issuance of Equity Interests or cash capital contribution, as applicable, is actually received by the Borrower no later than ten (10) Business Days after the date on which financial statements, for the applicable period for which such Financial Covenant Default has occurred, are required to be delivered pursuant to Section 5.01(a) or (b) and the corresponding Compliance Certificate is required to be delivered pursuant to Section 5.01(c) with respect to such fiscal quarter hereunder and (ii) the amount of the Covenant Cure Payment shall not exceed the amount necessary to bring the Borrower into compliance with Section 5.13, if any.  Subject to the terms set forth above and the terms in clause (b) and (c) below, upon (A) application of the proceeds of such issuance of Equity Interests or cash capital contribution, as applicable, as provided above within the ten (10) Business Day period described above in such amounts sufficient to cure the Events of Default under the covenants set forth in Section 5.13, and (B) delivery of an updated Compliance Certificate executed by a Financial Officer to the Administrative Agent reflecting compliance with the covenants set forth in Section 5.13, as applicable, such Events of Default shall be deemed cured and no longer in existence.  For the avoidance of doubt, the amount of any Covenant Cure Payment made in accordance with the terms of this Section 7.02 shall be deemed to increase EBITDA by a like amount for purposes of calculating the Total Leverage Ratio for the relevant fiscal quarter.

(b)        The parties hereby acknowledge and agree that this Section 7.02 may not be relied on for purposes of calculating any financial ratios or other conditions or compliances other than the financial covenants set forth in Section 5.13 and shall not result in any adjustment to any amounts (including, for the avoidance of doubt, any decrease to Indebtedness with the proceeds of such issuance of Equity Interests or other cash capital contribution, as applicable) other than the amount of EBITDA referred to in Section 7.02(a) above for purposes of determining the Borrower’s compliance with Section 5.13.  To the extent a Covenant Cure Payment is applied to increase EBITDA, such Covenant Cure Payment shall only be taken into account in connection with the calculations of the covenants contained in Section 5.13 as of a particular fiscal quarter end and any subsequent calculations of such covenants which contain such particular fiscal quarter as part of its trailing twelve month period or trailing four quarter period.

(c)        In each period of four consecutive fiscal quarters, there shall be at least two (2) fiscal quarters in which no cure set forth in this Section 7.02 is made.  The cure rights provided in this Section 7.02 may not be exercised in any two consecutive quarters.  The Borrower may not utilize more than three cures provided in this Section 7.02 during the duration of this Agreement

ARTICLE VIII

The Administrative Agent

Each of the Lenders and the Issuing Bank hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto.

The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any of its Subsidiaries or other Affiliate thereof as if it were not the Administrative Agent hereunder.

The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents.  Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), (c) the Administrative Agent does not warrant or accept responsibility for, and shall not have any liability with respect to, the administration, submission or any other related matter related to the rates in the definition of “LIBO Rate”; provided that the foregoing shall not excuse the Administrative Agent from performing any obligation expressly set forth herein, and (d) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity.  The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct, BUT REGARDLESS OF THE PRESENCE OF ORDINARY NEGLIGENCE.  The Administrative Agent shall not be deemed to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties.  The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may (and, in the event (i) neither the Administrative Agent nor any Affiliate of the Administrative Agent, as a Lender, has any Revolving Exposure or unused Commitment and (ii) the Required Lenders so request, the Administrative Agent shall) resign at any time by notifying the Lenders, the Issuing Bank and the Borrower.  Upon any such resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor.  If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative Agent which shall be a bank with an office in the United States, or an Affiliate of any such bank.  Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder.  The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

Each Lender acknowledges and agrees that the extensions of credit made hereunder are commercial loans and letters of credit and not investments in a business enterprise or securities.  Each Lender further represents that it is engaged in making, acquiring or holding commercial loans in the ordinary course of its business and  has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender, and to make, acquire or hold Loans hereunder.  Each Lender shall, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning the Borrower and its Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder and in deciding whether or to the extent to which it will continue as a Lender or assign or otherwise transfer its rights, interests and obligations hereunder.

ARTICLE IX

Miscellaneous

SECTION 9.01  Notices.

(a)        Except as expressly provided elsewhere in this Agreement (and subject to Section 9.01(b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i)       if to the Borrower, to it at  9811 Katy Freeway, Suite 700, Houston, Texas 77024, Attention: Chief Legal Officer, or to the following email addresses: Lindsay.bourg@solarisoilfield.com; Brian.barnett@solarisoilfield.com; Yvonne.fletcher@solarisoilfield.com;

(ii)      if to the Administrative Agent, to Wells Fargo Bank, National Association, 1000 Louisiana Street, 9th Floor (MAC T0002-090), Houston, Texas 77002, Attention: Corbin Womac, Telephone: (713) 319-1632, Email: corbin.m.womac@wellsfargo.com;

(iii)     if to the Issuing Bank, to Wells Fargo Bank, National Association, 1000 Louisiana Street, 9th Floor (MAC T0002-090), Houston, Texas 77002, Attention: Corbin Womac, Telephone: (713) 319-1632, Email: corbin.m.womac@wellsfargo.com; and

(iv)     if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient).  Notices delivered through Electronic Systems, to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b)        Notices and other communications to the Lenders and the Issuing Bank hereunder may be delivered or furnished using Electronic Systems pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender.  The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.  Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c)        Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto.

(d)        Each Loan Party agrees that the Administrative Agent may, but shall not be obligated to, make Communications (as defined below) available to the Issuing Bank and the other Lenders by posting the Communications on Debt Domain, IntraLinks, Syndtrak, ClearPar or a substantially similar Electronic System.  Any Electronic System used by the Administrative Agent is provided “as is” and “as available.”  The Agent Parties (as defined below) do not warrant the adequacy of such Electronic Systems and expressly disclaim liability for errors or omissions in the Communications.  No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or any Electronic System.  In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower or any other Loan Party, any Lender, the Issuing Bank or any other Person or entity for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Borrower’s, any Loan Party’s or the Administrative Agent’s transmission of communications through an Electronic System.  “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Administrative Agent, any Lender or any Issuing Bank by means of electronic communications pursuant to this Section, including through an Electronic System.

SECTION 9.02  Waivers; Amendments.

(a)        No failure or delay by the Administrative Agent, the Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the Administrative Agent, the Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by Section 9.02(b), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default at the time.

(b)        Subject to Section 9.02(c) below, neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Obligor or Obligors that are parties thereto, in each case with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby (it being understood that the Administrative Agent and the Borrower may, without the consent of any  Lender, enter into amendments or modifications to this Agreement or any of the other Loan Documents or enter into additional Loan Documents as the Administrative Agent reasonably deems appropriate in order to implement any Replacement Rate or otherwise effectuate the terms of Section 2.13(d) in accordance with the terms of such Section),

(iii) postpone the scheduled date of payment (including any mandatory prepayment) of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, (iv) change Section 2.17(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender, (vi) release all or substantially all of the Guarantors from liability under the Guaranty or limit the liability of all or substantially all of the Guarantors in respect of the Guaranty, without the written consent of each Lender, or (vii) release all or substantially all of the Collateral from the Liens of the Security Documents, without the written consent of each Lender; provided further that (A) any change to Section 2.20 shall require the written consent of each of the Administrative Agent and the Issuing Bank, (B) no agreement shall amend, modify or otherwise affect any of the rights or duties of the Administrative Agent or the Issuing Bank without the prior written consent of the Administrative Agent or the Issuing Bank, as the case may be, (C) no such agreement shall amend or modify the provisions of Section 2.05 or any letter of credit application and any bilateral agreement between the  Borrower and the Issuing Bank regarding the respective rights and obligations between the Borrower and the Issuing Bank in connection with the issuance of Letters of Credit without the prior written consent of the Administrative Agent and the Issuing Bank, respectively, and (D) any waiver, amendment or modification of this Agreement that by its terms affects the rights or duties under this Agreement of the Lenders may be effected by an agreement or agreements in writing entered into by the Borrower and requisite percentage in interest of the Lenders.

(c)        If the Administrative Agent and the Borrower acting together identify any ambiguity, omission, mistake, typographical error or other defect in any provision of this Agreement or any other Loan Document, then the Administrative Agent and the Borrower shall be permitted to amend, modify or supplement such provision to cure such ambiguity, omission, mistake, typographical error or other defect, and such amendment shall become effective without any further action or consent of any other party to this Agreement.

SECTION 9.03  Expenses; Indemnity; Damage Waiver.

(a)        The Borrower shall pay (i) all reasonable out of pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of one law firm for the Administrative Agent, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of the Loan Documents or any amendments, modifications or waivers of the provisions thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, the Issuing Bank or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent, the Issuing Bank or any Lender, in connection with the enforcement or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during  any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)        THE BORROWER SHALL INDEMNIFY THE ADMINISTRATIVE AGENT, THE ISSUING BANK AND EACH LENDER, AND EACH RELATED PARTY OF ANY OF THE FOREGOING PERSONS (EACH SUCH PERSON BEING CALLED AN “INDEMNITEE”) AGAINST, AND HOLD EACH INDEMNITEE HARMLESS FROM, ANY AND ALL LOSSES, CLAIMS, DAMAGES, LIABILITIES AND RELATED EXPENSES, INCLUDING THE FEES, CHARGES AND DISBURSEMENTS OF ONE LAW FIRM SERVING AS COUNSEL TO ALL AFFECTED INDEMNITEES, TAKEN AS A WHOLE, AND, IF REASONABLY NECESSARY, A SINGLE LOCAL LAW FIRM FOR ALL INDEMNITEES, TAKEN AS A WHOLE, IN EACH RELEVANT JURISDICTION, AND IN THE CASE OF AN ACTUAL OR PERCEIVED CONFLICT OF INTEREST, ONE ADDITIONAL LAW FIRM ACTING AS COUNSEL IN EACH RELEVANT JURISDICTION TO THE AFFECTED INDEMNITEES SIMILARLY SITUATED, TAKEN AS A WHOLE, INCURRED BY OR ASSERTED AGAINST ANY INDEMNITEE ARISING OUT OF, IN CONNECTION WITH, OR AS A RESULT OF (I) THE EXECUTION OR DELIVERY OF ANY LOAN DOCUMENT OR ANY OTHER AGREEMENT OR INSTRUMENT CONTEMPLATED HEREBY OR THEREBY, THE PERFORMANCE BY THE PARTIES TO THE LOAN DOCUMENTS OF THEIR RESPECTIVE OBLIGATIONS HEREUNDER OR THEREUNDER OR THE CONSUMMATION OF THE TRANSACTIONS OR ANY OTHER TRANSACTIONS CONTEMPLATED HEREBY, (II) ANY LOAN OR LETTER OF CREDIT OR THE USE OF THE PROCEEDS THEREFROM (INCLUDING ANY REFUSAL BY THE ISSUING BANK TO HONOR A DEMAND FOR PAYMENT UNDER A LETTER OF CREDIT IF THE DOCUMENTS PRESENTED IN CONNECTION WITH SUCH DEMAND DO NOT STRICTLY COMPLY WITH THE TERMS OF SUCH LETTER OF CREDIT), (III) ANY ACTUAL OR ALLEGED PRESENCE OR RELEASE OF HAZARDOUS MATERIALS ON OR FROM ANY PROPERTY CURRENTLY OR FORMERLY OWNED OR OPERATED BY THE BORROWER OR ANY OF ITS SUBSIDIARIES, OR ANY ENVIRONMENTAL LIABILITY RELATED IN ANY WAY TO THE BORROWER OR ANY OF ITS SUBSIDIARIES, OR (IV) ANY ACTUAL OR PROSPECTIVE CLAIM, LITIGATION, INVESTIGATION OR PROCEEDING RELATING TO ANY OF THE FOREGOING, WHETHER OR NOT SUCH CLAIM, LITIGATION, INVESTIGATION OR PROCEEDING IS BROUGHT BY ANY LOAN PARTY, OR EQUITY HOLDERS, AFFILIATES OR CREDITORS OR ANY LOAN PARTY OR ANY OTHER THIRD PERSON AND WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY AND REGARDLESS OF WHETHER ANY INDEMNITEE IS A PARTY THERETO; PROVIDED THAT SUCH INDEMNITY SHALL NOT, AS TO ANY INDEMNITEE, BE AVAILABLE TO THE EXTENT THAT SUCH LOSSES, CLAIMS, DAMAGES, LIABILITIES OR RELATED EXPENSES ARE DETERMINED BY A COURT OF COMPETENT JURISDICTION BY FINAL AND NON-APPEALABLE JUDGMENT TO HAVE RESULTED FROM THE GROSS NEGLIGENCE,  WILLFUL MISCONDUCT OR

BREACH OF THIS AGREEMENT IN BAD FAITH BY, SUCH INDEMNITEE, BUT THE AVAILABILITY OF SUCH INDEMNITY SHALL NOT BE AFFECTED IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF ANY INDEMNITEE.  THIS SECTION 9.03(B) SHALL NOT APPLY WITH RESPECT TO TAXES OTHER THAN ANY TAXES THAT REPRESENT LOSSES, CLAIMS OR DAMAGES ARISING FROM ANY NON-TAX CLAIM.

(c)        To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent or the Issuing Bank under Sections 9.03(a) or 9.03(b), each Lender severally agrees to pay to the Administrative Agent or the Issuing Bank, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent or the Issuing Bank in its capacity as such.  For purposes hereof, a Lender’s “pro rata share” shall be determined based upon (without duplication) its share of the sum of the total Revolving Exposures and unused Commitments at the time.

(d)        To the extent permitted by applicable law, no party hereto shall assert, and each such party hereby waives, any claim against any other party hereto, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof; provided that, nothing in this clause (d) shall relieve the Borrower of any obligation it may have to indemnify an Indemnitee against special, indirect, consequential or punitive damages asserted against such Indemnitee by a third party.

(e)        All amounts due under this Section shall be payable not later than three (3) Business Days after written demand therefor.

SECTION 9.04  Successors and Assigns.

(a)        The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in Section 9.04(c)) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative

Agent, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)        (i)        Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Persons (other than an Ineligible Institution) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment, participations in Letters of Credit and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

(A)       the Borrower, provided that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee, and provided further that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof; and

(B)       the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment of any Commitment to an assignee that is a Lender (other than a Defaulting Lender) with a Commitment immediately prior to giving effect to such assignment; and

(C)       the Issuing Bank.

(ii)       Assignments shall be subject to the following additional conditions:

(A)       except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $500,000 in respect of a Commitment, and shall not result in the assigning Lender holding a Commitment of  less than $2,500,000, unless each of the Borrower and the Administrative Agent otherwise consent, provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;

(B)       each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(C)       the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; and

(D)       the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

For the purposes of this Section, the term “Approved Fund” and “Ineligible Institution” have the following meanings:

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business  (excluding, for the avoidance of doubt, any investor a material part of whose business activity is investing in debt of entities with a view to acquiring an equity interest in such entities or its holding companies) and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Ineligible Institution” means (a) a natural person, (b) a Defaulting Lender or its Lender Parent, (c) a company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person or relative(s) thereof, or (d) the Borrower or any of its Affiliates; provided that such company, investment vehicle or trust shall not constitute an Ineligible Institution if it (x) has not been established for the primary purpose of acquiring any Loans or Commitments, (y) is managed by a professional advisor, who is not such natural person or a relative thereof, having significant experience in the business of making or purchasing commercial loans, and (z) has assets greater than $25,000,000 and a significant part of its activities consist of making or purchasing commercial loans and similar extensions of credit in the ordinary course of its business; provided that upon the occurrence of an Event of Default, any Person (other than a Lender) shall be an Ineligible Institution if after giving effect any proposed assignment to such Person, such Person would hold more than 25% of the then outstanding Total Revolving Exposure or Commitments, as the case may be.

(iii)      Subject to acceptance and recording thereof pursuant to Section 9.04(b)(iv), from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.14,  2.15,  2.16 and 9.03).  Any assignment or transfer  by a Lender of rights or obligations under this Agreement that does not comply with this Section shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 9.04(c).

(iv)       The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount (and stated interest) of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, the Issuing Bank and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v)        Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in Section 9.04(b) and any written consent to such assignment required by Section 9.04(b), the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to this Agreement, the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon.  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this Section 9.04(b)(v).

(c)        Any Lender may, without the consent of the Borrower, the Administrative Agent or the Issuing Bank, sell participations to one or more banks or other entities (a “Participant”), other than an Ineligible Institution, in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged; (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations; and (C) the Borrower, the Administrative Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Section 2.14,  Section 2.15,  Section 2.16 (subject to the requirements and limitations therein, including the requirements under Sections 2.16(f) and (g) (it being understood that the documentation required under Section 2.16(f) shall be delivered to such participating Lender and the information and documentation required under Section 2.16(g)

will be delivered to the Borrower and the Administrative Agent)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 9.04(b); provided that such Participant (A) agrees to be subject to the provisions of Section 2.18 as if it were an assignee under Section 9.04(b); and (B) shall not be entitled to receive any greater payment under Section 2.15 or Section 2.16, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.18(b) with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided that such Participant agrees to be subject to Section 2.17(c) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(d)        Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 9.05  Survival.  All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments  delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated.  The provisions of Sections 2.12(e),  2.14,  2.15,  2.16 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

SECTION 9.06  Counterparts; Integration; Effectiveness; Electronic Execution.

(a)        This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement, the other Loan Documents and any separate letter agreements with respect to (i) fees payable to the Administrative Agent and (ii) the reductions of the Letter of Credit Commitment constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.

(b)        Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

(c)        Delivery of an executed counterpart of a signature page of this Agreement by telecopy, emailed pdf. or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement.  The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to any  document to be signed in connection with this Agreement and the transactions contemplated hereby shall be deemed to include Electronic Signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act or any similar state laws based on the Uniform Electronic Transactions Act; provided that nothing herein shall require the Administrative Agent to accept electronic signatures in any form or format without its prior written consent.

SECTION 9.07  Severability.  Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08  Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured.  The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

SECTION 9.09  Governing Law; Jurisdiction; Consent to Service of Process.

(a)        This Agreement and the other Loan Documents and any claim, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Loan Document (except, as to any other Loan Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the law of the State of New York.

(b)        The Borrower irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Administrative Agent, any Lender, the Issuing Bank, or any Related Party of the foregoing in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, in any forum other than (a) the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York, and (b) as to an action against any Lender, the courts of any other jurisdiction only to the extent the courts described in the preceding clause (a) does not have jurisdiction over such Lender notwithstanding the following agreement in the following sentence, and any appellate court from any thereof.  The Borrower and each Lender irrevocably and unconditionally submit to the jurisdiction of such courts and agree that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such Federal court.  Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or its properties in the courts of any jurisdiction.

(c)        The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in Section 9.09(b).  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)        Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01.  Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.10  WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY AGREES NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND WAIVES ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH.  THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY EACH PARTY HERETO, AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE.  EACH PARTY HERETO IS HEREBY AUTHORIZED TO FILE A COPY OF THIS SECTION IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER BY ANY OTHER PARTY.

SECTION 9.11  Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12  Interest Rate Limitation.  Borrower and the Lenders intend to strictly comply with all applicable federal and New York laws, including applicable usury laws (or the usury laws of any  jurisdiction whose usury laws are deemed to apply to the Notes or any other Loan Documents despite the intention and desire of the parties to apply the usury laws of the State of New York).  Accordingly, the provisions of this Section shall govern and control over every other provision of this Agreement or any other Loan Document which conflicts or is inconsistent with this Section, even if such provision declares that it controls.  As used in this Section, the term “interest” includes the aggregate of all charges, fees, benefits or other compensation which constitute interest under applicable law, provided that, to the maximum extent permitted by applicable law, (a) any non-principal payment shall be characterized as an expense or as compensation for something other than the use, forbearance or detention of money and not as interest, and (b) all interest at any time contracted for, reserved, charged or received shall be amortized, prorated, allocated and spread, using the actuarial method, during the full term of the Notes.  In no event shall Borrower or any other Person be obligated to pay, or any Lender have any right or privilege to reserve, receive or retain, (a) any interest in excess of the maximum amount of nonusurious interest permitted under the laws of the State of New York or the applicable laws (if any) of the United States or of any other jurisdiction, or (b) total interest in excess of the amount which such Lender could lawfully have contracted for, reserved, received, retained or charged had the interest been calculated for the full term of the Notes at the Highest Lawful Rate.

None of the terms and provisions contained in this Agreement or in any other Loan Document (including, without limitation, Article VII hereof) which directly or indirectly relate to interest shall ever be construed without reference to this Section, or be construed to create a contract to pay for the use, forbearance or detention of money at any interest rate in excess of the Highest Lawful Rate.  If the term of any Note is shortened by reason of acceleration or maturity as a result of any Default or by any other cause, or by reason of any required or permitted prepayment, and if for that (or any other) reason any Lender at any time, including but not limited to, the stated maturity, is owed or receives (and/or has received) interest in excess of interest calculated at the Highest Lawful Rate, then and in any such event all of any such excess interest shall be canceled automatically as of the date of such acceleration, prepayment or other event which produces the excess, and, if such excess interest has been paid to such Lender, it shall be credited pro tanto against the then-outstanding principal balance of Borrower’s obligations to such Lender, effective as of the date or dates when the event occurs which causes it to be excess interest, until such excess is exhausted or all of such principal has been fully paid and satisfied, whichever occurs first, and any remaining balance of such excess shall be promptly refunded to its payor.

SECTION 9.13  Keepwell.  Each Qualified ECP Loan Party hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of its obligations under any Loan Document in respect of Swap Obligations (provided, however, that each Qualified ECP Loan Party shall only be liable under this Section for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section or otherwise under any applicable Loan Document voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount).  Each Qualified ECP Loan Party intends that this Section constitute, and this Section shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

SECTION 9.14  Patriot Act.  Each Lender that is subject to the requirements of the Patriot Act hereby notifies the Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Patriot Act.

SECTION 9.15  Other Agents.  Any Lender identified herein as a lead arranger, arranger or any other corresponding title, other than “Administrative Agent” shall have no right, power, obligation, liability, responsibility or duty under this Agreement or any other Loan Document except those applicable to all Lenders as such.  Each Lender acknowledges that it has not relied, and will not rely, on any Lender so identified in deciding to enter into this Agreement or in taking or not taking any action hereunder.

SECTION 9.16  Acknowledgement and Consent to Bail-In of EEA Financial Institutions.  Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)        the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)        the effects of any Bail-In Action on any such liability, including, if applicable:

(i)       a reduction in full or in part or cancellation of any such liability;

(ii)      conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)     the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

SECTION 9.17  Certain ERISA Matters.

(a)        Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(i)       Such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more “Benefit Plans” with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement (with “Benefit Plans” meaning any of (x) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in an subject to Section 4975 of the Code or (c) any Person whose assets included (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”);

(ii)      the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-

23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement;

(iii)     (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement; or

(iv)     such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)        In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

SECTION 9.18  Amendment and Restatement.  This Agreements amends and restates in its entirety that certain Credit Agreement dated as of January 19, 2018 executed by and among Woodforest National Bank, as administrative agent, certain lenders therein named, and Borrower (as the same may have been amended prior to the date hereof) (the “Existing Credit Agreement”).  The outstanding commitments under the Existing Credit Agreement have been assigned, renewed, extended, modified, and rearranged as Commitments under and pursuant to the terms of this Agreement.  Certain of the Lenders (as Lenders under the Existing Credit Agreement) have agreed among themselves, in consultation with the Borrower, to adjust their respective Commitments and to terminate the commitments of certain lenders under the Existing Credit Agreement who will not become a Lender hereunder (each an “Exiting Lender”).  The Administrative Agent, the Borrower and each Exiting Lender (by receipt of the payment in full of the Loans as defined in, and owing to it under, the Existing Credit Agreement and, at such Exiting Lender’s request, under a separate exiting agreement executed by such Exiting Lender) consented to such reallocation and each Existing Lender’s adjustment of, and each Existing Lender’s assignment of, an interest in the commitments and the Existing Lenders’ partial assignments of their respective commitments.  On the date hereof, and after giving effect to such reallocations, adjustments, assignments and decreases, the Commitment of each Lender shall be as set forth on Schedule 2.01A.  The Lenders shall make all appropriate adjustments and payments between and among themselves to account for the revised pro rata shares resulting from the initial allocation of the Lenders’ commitments under the Existing Credit Agreement after adjustment as provided for by this Agreement.  The Borrower and each Lender party hereto that was a “Lender” under the Existing Credit Agreement hereby agrees and this Section 9.18,  and any exiting agreement executed by an Exiting Lender that is acceptable to the Administrative Agent and the Borrower,  shall be deemed approved assignment forms as required under the Existing Credit Agreement.

THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES HERETO AND THERETO AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective authorized officers as of the day and year first above written.

SOLARIS OILFIELD INFRASTRUCTURE, LLC,
a Delaware limited liability company

By:	/s/ Kyle Ramachandran
Kyle Ramachandran
President and Chief Financial Officer

[Amended and Restated Credit Agreement Signature Page]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent, Issuing Bank, and a Lender

By:	/s/ Corbin Womac
Name:	Corbin Womac
Title:	Director

[Amended and Restated Credit Agreement Signature Page]

WOODFOREST NATIONAL BANK, as a Lender

By:	/s/ Jack Legendre
Name:	Jack Legendre
Title:	SVP

[Amended and Restated Credit Agreement Signature Page]